Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

Dated January 14, 2013

by and among

Connecture, Inc.,

DRX Acquisition Company,

DestinationRx, Inc.,

and the Principal Stockholders named herein

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of January 14, 2013 (this “Agreement”), is by and among Connecture, Inc., a Delaware corporation (the “Buyer”), DRX Acquisition Company, a Delaware corporation and a wholly owned subsidiary of Buyer (“Merger Sub”), DestinationRx, Inc., a Delaware corporation (the “Company”), the persons and entities listed as Principal Stockholders on the signature pages hereto (each, a “Principal Stockholder” and collectively the “Principal Stockholders”) and Randall P. Herman (the “Representative”), solely in his capacity as the Representative. Buyer, Merger Sub, the Company, the Principal Stockholders and the Representative are each referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), the Buyer, Merger Sub and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company as the surviving company (the “Surviving Company”);

WHEREAS, the Board of Directors of the Company (i) has determined that the Merger is in the best interests of the Company and its Stockholders, and has approved and adopted this Agreement and declared its advisability, and has approved the Merger and the other transactions contemplated by this Agreement and (ii) has recommended that the Stockholders approve and adopt this Agreement and the Merger;

WHEREAS, the Board of Directors of the Buyer has approved and adopted this Agreement and has approved the Merger and the other transactions contemplated by this Agreement; and

WHEREAS, the Board of Directors of Merger Sub has (i) approved the Merger and the other transactions contemplated by this Agreement and declared its advisability and (ii) recommended that the Buyer, as the sole stockholder of Merger Sub, approve and adopt this Agreement and the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I

CONSTRUCTION; INTERPRETATION; KNOWLEDGE

1.1 Defined Terms. For purposes of this Agreement, capitalized terms not otherwise defined herein shall have the meanings specified in Annex I.

1.2 Construction. Unless the context requires otherwise, (a) all references to Sections, Articles, Exhibits, Annexes or Schedules are to the Sections, Articles, Exhibits, Annexes or Schedules of or to this Agreement, (b) each of the Schedules will apply only to the corresponding section or subsection of this Agreement, (c) each term defined in this Agreement has the meaning assigned to it, (d) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP, (e) words in the singular include the plural and vice versa, (f) all reference to $

or dollar amounts will be to lawful currency of the United States, (g) to the extent the term “day” or “days” is used, it will mean calendar days, (h) the pronoun “his” refers to the masculine, feminine, and neuter, (i) the words “herein,” “hereby,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular Section, Article, or other subdivision, (j) the terms “including” and “includes” mean “including or includes without limitation,” (k) reference to and the definition of any document shall be deemed a reference to such document as it may be amended, supplemented, revised, or modified, in writing, as of the date of this Agreement or on the date of any document, instrument or certification making reference to such document but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement, and (l) reference to any Law shall be construed as a reference to such Law as in effect on the date hereof or on the date of any document, instrument or certification making reference to such Law.

1.3 Interpretation. No provision of this Agreement will be interpreted in favor of, or against, any of the Parties by reason of the extent to which any such Party or its counsel participated in the drafting of this Agreement or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement or any provision of this Agreement.

1.4 Knowledge. All references to the “knowledge of the Company” or to words of similar import will be deemed to be references to the actual knowledge of the Knowledge Persons and such knowledge that would reasonably be expected to be known by such Knowledge Persons in the ordinary and usual course of the performance of their professional responsibility, in each case after due inquiry.

ARTICLE II

THE MERGER

2.1 The Merger. At the Effective Time, subject to the terms and conditions of this Agreement and in accordance with the DGCL, (i) Merger Sub shall be merged with and into the Company, (ii) the separate corporate existence of Merger Sub shall cease, and (iii) the Company shall be the Surviving Company of the Merger and shall continue its legal existence pursuant to the DGCL.

2.2 Effective Time; Closing Date. The closing of the Merger and the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the exchange of final documents and signature pages thereto, at 10:00 a.m. local time on the date (the “Closing Date”) that is two (2) Business Days after the date on which all the conditions set forth in Article IX have been satisfied or waived (other than those conditions which by their nature are satisfied at Closing), or such other time, date and place as is mutually agreed upon by Buyer and the Representative. On the Closing Date as soon as practicable following the Closing, the Company and Merger Sub shall cause the Merger to be consummated by filing a duly executed certificate of merger in the form attached hereto as Exhibit A (the “Certificate of Merger”) with the Secretary of State of the State of Delaware and the parties hereto shall make all other filings or recordings required by the DGCL or other applicable Law in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed in accordance with the provisions of Section 251 of the DGCL, or at such later time as may be stated in the Certificate of Merger (the date and time when the Merger is effective, the “Effective Time”).

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers, franchises and assets of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Company.

2.4 Organizational Documents. At the Effective Time:

(a) The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Company, as amended in the manner set forth in the Certificate of Merger.

(b) The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company, until thereafter amended as provided by Law and such bylaws.

2.5 Directors and Officers. From and after the Effective Time, (a) the directors of Merger Sub serving immediately prior to the Effective Time shall be the directors of the Surviving Company and (b) the officers of Merger Sub serving immediately prior to the Effective Time shall be the officers of the Surviving Company, each to hold office until his or her respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the operating agreement of the Surviving Company.

2.6 Approval by Company Stockholders. Promptly, and no later than twenty-four (24) hours following the execution of this Agreement by the Company, the Company shall provide evidence (including copies of written consents) to Buyer that it has secured the Requisite Stockholder Approval. To the fullest extent permitted by applicable Law, the Company’s Board of Directors shall unanimously recommend approval of the Merger by the Stockholders and include such recommendation in the written consent executed by the Stockholders.

2.7 Further Assurances. If, at any time after the Effective Time, Buyer or the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Company, its right, title or interest in, to or under any of the properties, rights, privileges, powers, franchises or assets of either the Company or Merger Sub, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Company and its proper officers and directors, as applicable, or their designees shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company or Merger Sub, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the properties, rights, privileges, powers, franchises or assets of the Company or Merger Sub, as applicable, and otherwise to carry out the purposes of this Agreement.

ARTICLE III

EFFECTS OF THE MERGER; CONSIDERATION

3.1 Conversion of Capital Stock of the Company. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub, the Buyer, any Stockholder or any other holder of any Capital Stock of the Company:

(a) each share of Common Stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of Common Stock in the Surviving Company owned by Buyer;

(b) all Common Stock and Preferred Stock that is owned by the Company as treasury stock shall be cancelled, retired and shall cease to exist, without any conversion thereof, and no distribution shall be made with respect thereto (the “Cancelled Treasury Shares”);

(c) except for Cancelled Treasury Shares and Dissenting Shares (in accordance with Section 3.6):

(i) each share of Series A Preferred Stock and Series A-1 Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a cash amount equal to the Series A Liquidation Amount Per Share or the Series A-1 Liquidation Amount Per Share, as applicable; and

(ii) after payment has been made to the holders of the Series A Preferred Stock and the Series A-1 Preferred Stock of the full amounts to which they shall be entitled under subparagraph (i) above, the holders of each outstanding share of Common Stock, Series A Preferred Stock and Series A-1 Preferred Stock shall be entitled to receive payments of the remainder of the Closing Cash Consideration, with such distribution to be pro rata among the holders of Common Stock, Series A Preferred Stock and Series A-1 Preferred Stock according to the number of shares of Common Stock held by such holder and, with respect to holders of Preferred Stock, the number of shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible; and

(d) pursuant to Section 3.2, as of the Effective Time, any Options and Warrants shall automatically be cancelled and terminated.

3.2 Options and Warrants. Prior to the Effective Time, the Company will take all necessary actions so that each Option and Warrant that has not been exercised shall be automatically cancelled and terminated as of the Effective Time so that no Party has any liability on or after the Effective Time with respect to such Options and Warrants.

3.3 Withholding. Each of the Buyer and the Surviving Company shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to Section 3.1 to any holder of Capital Stock such consideration as it is required to deduct and withhold under any provision of any applicable Law respecting Taxes. To the extent that any consideration is so deducted, withheld and remitted to the applicable Taxing Authority, such deducted and withheld consideration shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

3.4 Delivery of Merger Consideration; Payment and Exchange Procedures.

(a) At the Effective Time, the Merger Consideration shall be distributed by Buyer as follows, all as set forth on a funds flow memorandum reasonably agreed to by Buyer and the Company prior to Closing:

(i) On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall deliver the Closing Cash Consideration to the Exchange Agent (the “Exchange Fund”) pursuant to the terms of the Exchange Agent Agreement;

(ii) On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall deposit the Note and the Expense Escrow Amount with the Escrow Agent (the “Escrow Deposit”) pursuant to the terms of the Escrow Agreement in order to secure payment of the Indemnified Parties’ right for indemnification under Article X and any adjustment to the Merger Consideration pursuant to Section 3.5; and

(iii) At Closing, Buyer shall deliver (A) the payoff amounts set forth on the Payoff Letters to the holders of Indebtedness in satisfaction thereof and (B) any unpaid Company Transaction Expenses (collectively, the “Closing Payables”).

(b) The Buyer has appointed U.S. Bank National Association as paying and exchange agent (the “Exchange Agent”) for the purpose of exchanging certificates (“Certificates”) of the Capital Stock for the Merger Consideration, in accordance with the terms of this Agreement, as set forth in this Section 3.4(b).

(i) As soon as reasonably practicable on or after the Effective Time, the Buyer will cause the Exchange Agent to send, to the extent not already sent by the Company prior to Closing, to each holder of record of shares of Capital Stock as of the Effective Time, whose shares of Capital Stock were converted or exchanged, as applicable, into the right to receive a portion of the Merger Consideration pursuant to Section 3.1, a letter of transmittal (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent), including instructions for use in effecting the surrender of such Certificates to the Exchange Agent in exchange for a portion of the Merger Consideration. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the portion of the Merger Consideration payable at Closing to each Stockholder out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

(ii) Each holder of shares of Capital Stock that have been converted or exchanged, as applicable, into the right to receive a portion of the Exchange Fund, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Buyer or the Exchange Agent, will be paid in exchange therefor cash representing, in the aggregate, the portion and type of the Exchange Fund that such holder has the right to receive pursuant to the provisions of this Article III (less any required Tax withholding). Such cash shall be paid as promptly as practicable (but in any event within five Business Days) after receipt by the Exchange Agent of the Certificates and letter of transmittal in accordance with the foregoing. No interest shall be paid or accrued on any consideration payable to holders of Certificates. Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such portion and type of the Merger Consideration as contemplated by Section 3.1.

(iii) After the Effective Time, the Company shall not register the transfer of any Capital Stock. From and after the Effective Time, the holders of Certificates representing the Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Capital Stock, except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Certificates are presented to the Exchange Agent or the Buyer, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article III.

(c) Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Capital Stock six months after the Effective Time shall be returned to the Buyer, upon demand, and any such holder who has not exchanged its shares of Capital Stock for a portion of the Merger Consideration in accordance with this Section 3.4 prior to that time shall thereafter look only to the Buyer for delivery of the applicable portion of the Merger Consideration in respect of such holder’s shares of Capital Stock.

(d) Neither the Buyer, the Surviving Company nor the Company shall be liable to any holder of shares of Capital Stock for any consideration properly delivered to a public official pursuant to applicable abandoned property Laws. Any portion of the Merger Consideration payable in accordance with this Agreement remaining unclaimed by holders of shares of Capital Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Buyer free and clear of any claims or interest of any Person previously entitled thereto.

3.5 Post-Closing Working Capital Statement; Settlement.

(a) Not less than two nor more than ten Business Days prior to the Closing Date, the Company shall prepare and deliver to the Buyer a good faith estimate of the working capital adjustment, determined in accordance with the guidelines set forth in Annex III (the “Working Capital Adjustment”), as of the Closing Date (the “Estimated Closing Date Working Capital Adjustment”) as if it were the actual Closing Date Working Capital Adjustment, but based upon the Company’s review of financial information then available and inquiries of personnel responsible for the preparation of the financial information relating to the Company in the Ordinary Course. The Estimated Closing Date Working Capital Adjustment shall be subject to the approval of Buyer, which shall not be unreasonably withheld or delayed. If the Estimated Closing Date Working Capital Adjustment (determined in accordance with the guidelines set forth in Annex III) exceeds the Closing Cash Amount, then the amount of such excess (the “Adjustment Excess”) shall increase the principal amount of the Note. If the Estimated Closing Date Working Capital Adjustment (determined in accordance with the guidelines set forth in Annex III) is less than the Closing Cash Amount, then the amount of such shortfall is referred to as the “Adjustment Shortfall”.

(b) No later than 180 days following the Closing Date, Buyer will prepare and deliver to the Representative a statement (the “Closing Date Working Capital Adjustment Statement”) showing, in reasonable detail, a calculation of the Working Capital Adjustment as of the Closing Date. The Closing Date Working Capital Adjustment Statement shall be prepared in accordance with GAAP and the guidelines set forth in Annex III, as consistently applied by the Company. The Working Capital Adjustment as of the Closing Date, determined in accordance with this Section 3.5(b), is referred to herein as “Closing Date Working Capital Adjustment”.

(c) If the Closing Date Working Capital Adjustment is greater than the Estimated Closing Date Working Capital Adjustment (such excess, the “Working Capital Adjustment Excess”), then the amount of such Working Capital Adjustment Excess shall be added to the principal amount of the Note.

(d) If the Closing Date Working Capital Adjustment is less than the Estimated Closing Date Working Capital Adjustment (such shortfall, the “Working Capital Adjustment Shortfall”), then the principal amount of the Note shall be reduced by the amount of such Working Capital Adjustment Shortfall.

3.6 Dissenting Shares.

(a) Effect on Dissenting Shares. Notwithstanding any provisions of this Agreement to the contrary, shares of Common Stock or Preferred Stock held by a holder who has demanded or demands and has perfected or perfects such demand for appraisal of such holder’s shares of Common Stock or Preferred Stock in accordance with Section 262 of the DGCL and has neither effectively withdrawn nor waived or otherwise lost such holder’s right to such appraisal (the “Dissenting Shares”) shall not be converted into the right to receive any portion of the consideration payable in accordance with Article III, but shall be entitled to only such rights as are granted by the DGCL. The Buyer shall be entitled to retain or obtain a refund from the Exchange Fund for any portion of the Merger Consideration payable by the Buyer under Article III that would otherwise have been paid to holders of such Dissenting Shares pending resolution of the claims of such holders, and the Stockholders shall not be entitled to any portion thereof.

(b) Loss of Dissenting Share Status. Notwithstanding the provisions of Section 3.6(a), if any holder of shares of Common Stock or Preferred Stock who demands appraisal of such holder’s shares under the DGCL shall effectively withdraw, waive or otherwise lose (through the failure to perfect or otherwise) such holder’s right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder’s shares of Common Stock or Preferred Stock, as applicable, shall automatically be converted into the right to receive the applicable consideration payable by the Buyer under Article III, without interest thereon, as and when payable pursuant to this Agreement, following the surrender of the Certificate or Certificates representing such shares of Common Stock or Preferred Stock.

(c) Notice of Dissenting Shares. The Company shall give the Buyer: (i) prompt notice of any demands for appraisal of shares of Common Stock or Preferred Stock received by the Company, withdrawals of any demands, and any other instruments served pursuant to the DGCL and received by the Company; and (ii) the opportunity to direct all negotiations and proceedings with respect to any such demands for appraisal. The Company shall not, except with the prior written consent of the Buyer, make any payment with respect to any demands for appraisal of shares of Common Stock or Preferred Stock or offer to settle any such demands other than by operation of law or pursuant to a final order of a court of competent jurisdiction.

3.7 Escrow Deposit. At the Closing, the Buyer shall deposit with the Escrow Agent pursuant to the Escrow Agreement the Escrow Deposit. The Escrow Deposit shall be used as partial security to satisfy claims of the Indemnified Parties for indemnification pursuant to Article X, or to cover any Working Capital Adjustment Shortfall. The Escrow Agent shall hold the Escrow Deposit and collect and disburse cash proceeds from the Note and release such cash proceeds from the Escrow Deposit solely pursuant to the provisions of this Agreement and the Escrow Agreement. For purposes of federal and other taxes based on income, the parties agree that the Buyer will be treated as the owner of the Escrow Deposit and will be obligated to report all income, if any, that is earned on, or derived from, the Escrow Deposit as income of the Buyer, in the taxable year or years in which such income is properly includible, and shall be obligated to pay any taxes attributable thereto.

3.8 Earn-Out.

(a) For purposes of this Agreement:

(i) “2013 Earn-Out Payment” means the portion of the 2013 Earn-Out Payment, if any, payable to the Exchange Agent for distribution pursuant to Section 3.8(g) below.

(ii) “2014 Earn-Out Payment” means the portion of the 2014 Earn-Out Payment, if any, payable to the Exchange Agent for distribution pursuant to Section 3.8(j) below.

(iii) “Earn-Out Payments” mean, collectively, the 2013 Earn-Out Payment and the 2014 Earn-Out Payment.

(b) For purposes of this Section 3.8, (i) “2013 Earn-Out Revenue” means the aggregate revenue generated solely by the Business during the period beginning January 1, 2013 and ending on December 31, 2013 determined in accordance with GAAP (consistent with the Company’s historical and past practices) net of broker commission fees for the RXHealth Agency Business less the amount of revenue included in such revenue of the Business attributable to any Later Acquired Business; and (ii) “2014 Earn-Out Revenue” means the aggregate revenue generated solely by the Business during the period beginning January 1, 2014 and ending on December 31, 2014 determined in accordance with GAAP (consistent with the Company’s historical and past practices) net of broker commission fees for the RXHealth Agency Business less the amount of revenue included in such revenue of the Business attributable to any Later Acquired Business.

(c) On or before the earlier of May 31, 2014 or the completion of the audit of the financial statements of the Business for the fiscal year ending on December 31, 2013, Buyer shall deliver or cause to be delivered to Representative a statement (the “Estimated 2013 Earn-Out Revenue Statement”) setting forth in reasonable detail Buyer’s calculation of 2013 Earn-Out Revenue and Buyer’s calculation of the 2013 Earn-Out Payment, if any.

(d) Upon receipt from Buyer, Representative shall have 30 calendar days to review the Estimated 2013 Earn-Out Revenue Statement (the “2013 Earn-Out Revenue Review Period”). During the 2013 Earn-Out Revenue Review Period, Representative shall have reasonable access, during normal business hours and with prior written notice, to the Surviving Corporation’s accountants, personnel, books and records and any other documents or information (including electronic copies of such documents or information to the extent reasonably practicable) reasonably requested by Representative (including the work papers of the Surviving Corporation’s auditors) in order to allow Representative to verify the accuracy of Buyer’s calculation of the 2013 Earn-Out Revenue and Buyer’s calculation of the 2013 Earn-Out Payment, if any. All information disclosed to Representative pursuant to this Section 3.8 shall be considered confidential information of Buyer and the Surviving Corporation, and Representative shall keep all such information strictly confidential; provided that the Representative may share such information with the holders of Capital Stock; and provided further that this confidentiality restriction shall not apply to information which: (i) is or becomes generally available to the public without breach of the commitment provided for in this Section 3.8(d); or (ii) is required to be disclosed by Law, Order or regulation of a court or tribunal or Governmental Authority (in which case, the Representative shall notify Buyer as early as reasonably practicable prior to disclosure to allow Buyer to take appropriate measures to preserve the confidentiality of such information). If Representative disagrees with Buyer’s computation of 2013 Earn-Out Revenue and/or Buyer’s calculation of the 2013 Earn-Out Payment, Representative may, on or prior to the last day of the 2013 Earn-Out Revenue Review Period, deliver a notice to Buyer (the “2013 Earn-Out Revenue Notice of Objection”), which sets forth its objection to Buyer’s calculation of 2013 Earn-Out Revenue. Any 2013 Earn-Out Revenue Notice of Objection shall specify those items or amounts with which Representative disagrees, together with a detailed written explanation of the reasons for disagreement with each such item or amount, and shall set forth Representative’s calculation of 2013 Earn-Out Revenue and the 2013 Earn-Out Payment based on such objections. To the extent not set forth in the 2013 Earn-Out Revenue Notice of Objection, Representative shall be deemed to have agreed with Buyer’s calculation of all other items and amounts contained in the Estimated 2013 Earn-Out Revenue Statement.

(e) Unless Representative properly delivers the 2013 Earn-Out Revenue Notice of Objection to Buyer on or prior to the last day of the 2013 Earn-Out Revenue Review Period, Representative shall be deemed to have accepted Buyer’s calculation of 2013 Earn-Out Revenue and the 2013 Earn-Out Payment, and the Estimated 2013 Earn-Out Revenue Statement shall be final, conclusive and binding on all parties hereto. If Representative timely delivers the 2013 Earn-Out Revenue Notice of Objection to Buyer on or prior to the last day of the 2013 Earn-Out Revenue Review Period, Representative and Buyer shall, during the 15 calendar days following such delivery or any mutually agreed extension thereof, use commercially reasonable efforts to reach written agreement on the disputed items and amounts in order to determine the 2013 Earn-Out Revenue and 2013 Earn-Out Payment, if any. If, at the end of such period or any mutually agreed extension thereof, Representative and Buyer are unable to resolve their disagreements, either party may retain and refer their disagreements to the Arbiter. The parties shall instruct the Arbiter promptly to review this Section 3.8 and to determine solely with respect to the disputed items and amounts so submitted whether and to what extent, if any, the 2013 Earn-Out Revenue and the 2013 Earn-Out Payment set forth in the Estimated 2013 Earn-Out Revenue Statement requires adjustment. The Arbiter shall (i) be bound by the terms of this Section 3.8, (ii) restrict its decision only to such items contained in the 2013 Earn-Out Revenue Notice of Objection that remain in dispute and (iii) base its determination solely on submissions by Representative and Buyer delivered to the Arbiter simultaneously (with a copy to the other party) and not on an independent review. Representative and Buyer shall make available to the Arbiter all relevant books and records and other items reasonably requested by the Arbiter. As promptly as practicable, but in no event later than 30 calendar days after its retention, the Arbiter shall deliver to Representative and Buyer a written report which sets forth its resolution of the disputed items and amounts and its calculation of 2013 Earn-Out Revenue; provided, however, that in no event shall 2013 Earn-Out Revenue or the 2013 Earn-Out Payment, in each case as determined by the Arbiter, be less than Buyer’s calculation of 2013 Earn-Out Revenue or the 2013 Earn-Out Payment, as applicable, set forth in the Estimated 2013 Earn-Out Revenue Statement nor more than Representative’s calculation of 2013 Earn-Out Revenue or the 2013 Earn-Out Payment, as applicable, set forth in the 2013 Earn-Out Revenue Notice of Objection. The decision of the Arbiter shall be final, conclusive, non-appealable and binding on the parties. After final determination of 2013 Earn-Out Revenue and the 2013 Earn-Out Payment, no holder of Capital Stock shall have any further right to make any claims against Buyer, the Surviving Corporation or any of their respective Affiliates in respect of any element of 2013 Earn-Out Revenue or the 2013 Earn-Out Payment that Representative raised or could have raised in the 2013 Earn-Out Revenue Notice of Objection. Representative (on behalf of the holders of Capital Stock) and Buyer shall each pay their own costs and expenses incurred under this Section 3.8. The Arbiter shall allocate to Buyer the portion of its fees, costs and expenses equal to the portion of the contested amount of the 2013 Earn-Out Payment that is actually awarded to the holders of Capital Stock, if any, and shall allocate the remainder of its fees, costs and expenses, or all of its fees, costs and expenses, in the event there is no adjustment, to the Surviving Corporation, in which case the remainder of such fees, costs and expenses shall be deducted from the 2013 Earn-Out Payment. Notwithstanding the foregoing, the Arbiter may, in its sole discretion, require that the non-prevailing party pay the fees and expenses (including fees and expenses of legal counsel) incurred by the prevailing party under this Section 3.8 or reimburse the prevailing party for such fees and expenses, and may elect to allocate to the non-prevailing party its fees, costs and expenses.

(f) The “2013 Earn-Out Payment” shall mean an aggregate amount equal to (i) $1.00 per $1.00 of 2013 Earn-Out Revenue in excess of $17,100,000 (up to a maximum total 2013 Earn-Out Payment of $2,000,000), minus (ii) amounts, if any, due Buyer Indemnitees under Article X. In no event shall a 2013 Earn-Out Payment be payable if the 2013 Earn-Out Revenue is less than $17,100,000. The 2013 Earn-Out Payment payable to the holders of Capital Stock shall be equal to the calculation of the 2013 Earn-Out Payment: (i) as shown in the Estimated 2013 Earn-Out Revenue Statement delivered by Buyer to Representative pursuant to Section 3.8(d), if no 2013 Earn-Out Revenue Notice of Objection with respect thereto is timely delivered by Representative to Buyer pursuant to Section 3.8(d); or (ii) if a 2013 Earn-Out Revenue Notice of Objection is so delivered, (A) as agreed in writing by Representative and Buyer pursuant to Section 3.8(e) or (B) in the absence of such agreement, as shown in the Arbiter’s calculation delivered pursuant to Section 3.8(e). In no event shall the 2013 Earn-Out Payment be greater than $2,000,000.

(g) Within five (5) Business Days following the date on which the 2013 Earn-Out Payment is finally determined in accordance with the foregoing provisions of this Section 3.8, Buyer shall pay, or cause to be paid, to Exchange Agent by wire transfer in immediately available funds an amount equal to the 2013 Earn-Out Payment. The Exchange Agent shall promptly distribute the 2013 Earn-Out Payment in accordance with the Exchange Agent Agreement.

(h) On or before the earlier of May 31, 2015 or the completion of the audit of the financial statements of the Business for the fiscal year ending December 31, 2014, Buyer shall deliver or cause to be delivered to Representative a statement (the “Estimated 2014 Earn-Out Revenue Statement”) setting forth in reasonable detail Buyer’s calculation of 2014 Earn-Out Revenue and Buyer’s calculation of the 2014 Earn-Out Payment, if any. Buyer and Representative shall follow the same procedures set forth in Sections 3.8(c) and 3.8(d) with respect to the determination of 2014 Earn-Out Revenue and any defined terms in such Sections shall apply to 2014 Earn-Out Revenue in a corresponding manner.

(i) The “2014 Earn-Out Payment” shall mean an aggregate amount equal to (i) $1.00 per each $1.00 of 2014 Earn-Out Revenue in excess of $22,000,000 (up to a maximum total 2014 Earn-Out Payment of $1,000,000), minus (ii) amounts, if any, due Buyer Indemnitees under Article X. In no event shall a 2014 Earn-Out Payment be payable if the 2014 Earn-Out Revenue is less than $22,000,000. The 2014 Earn-Out Payment payable to the holders of Capital Stock shall be equal to the calculation of the 2014 Earn-Out Payment: (i) as shown in the Estimated 2014 Earn-Out Revenue Statement delivered by Buyer to Representative pursuant to Section 3.8(h), if no 2014 Earn-Out Revenue Notice of Objection with respect thereto is timely delivered by Representative to Buyer pursuant to Section 3.8(d); or (ii) if a 2014 Earn-Out Revenue Notice of Objection is so delivered, (A) as agreed in writing by Representative and Buyer pursuant to Section 3.8(e) or (B) in the absence of such agreement, as shown in the Arbiter’s calculation delivered pursuant to Section 3.8(e). In no event shall the 2014 Earn-Out Payment exceed $1,000,000.

(j) Within five (5) Business Days following the date on which the 2014 Earn-Out Payment is finally determined in accordance with the foregoing provisions of this Section 3.8. Buyer shall pay, or cause to be paid, to Exchange Agent by wire transfer in immediately available funds an amount equal to the 2014 Earn-Out Payment. The Exchange Agent shall promptly distribute the 2014 Earn-Out Payment in accordance with the Exchange Agent Agreement.

(k) From and after the Closing and through and until December 31, 2014, except as expressly set forth below, Buyer and its Affiliates (i) shall have complete control and sole and absolute discretion with respect to decisions concerning the operations of the Business and (ii) shall be required only to take actions in connection with the Business that Buyer and its Affiliates believe to be in the best interests of Buyer and, as applicable, its Affiliates, and do not owe any duties, express or implied, to any holder of Capital Stock or any of its Affiliates by virtue of this Section 3.8 (other than to make the payments, if any, due under this Section 3.8); provided, however, that Buyer shall act in good faith and shall not take any action or omit to take any action which would unreasonably and materially interfere with the ability of the Surviving Corporation to achieve the Earn-Out Revenues. Without limiting the foregoing, until the calculation of the 2014 Earn-Out Payment, if any, is finally determined in accordance with this Section 3.8, Buyer covenants and agrees (i) to maintain or cause to be maintained books and records for the Company in order to allow the Buyer and the Representative to accurately calculate the 2013 Earn-Out Revenue and the 2014 Earn-Out Revenue and the corresponding Earn-Out Payments, and to use the Company’s historical revenue recognition policy solely for purposes of calculating the Earn-Out Payments, and (ii) to consult with Michael Cho (for so long as he is employed by Buyer) and consider his recommendation in good faith with respect to actions (or inactions) which could reasonably be expected to materially adversely affect the Company’s business or its relationship with customers, suppliers or employees, including pricing decisions, branding decisions and allocations of business from common customers and other potential conflicts of interest between the Company and the Buyer or any of its Affiliates. Buyer further acknowledges that the Earn-Out Payments are contingent, in part, on the retention of certain key employees of the Surviving Company listed on Schedule 3.8(k) hereto (the “Key

Employees. Unless otherwise agreed to by the Representative, in the event that the employment of any of such Key Employees is terminated by the Surviving Company prior to December 31, 2013 for a reason other than “Cause”, Buyer shall promptly pay, or cause to be paid, the aggregate amount of $3,000,000 to the Exchange Agent as Earn-Out Payments in full satisfaction of Buyer’s obligations under this Section 3.8. For purposes of clarity, the obligation to accelerate payment of the Earn-Out Payments will not be triggered by the resignation of any Key Employees for any reason. The parties will cause the Exchange Agent to promptly distribute the Earn-Out Payments to the holders of Capital Stock in accordance with such holders’ Pro Rata Share.

(l) The right to receive any portion of the Earn-Out Payments (i) is solely a contractual right and is not a security (and shall confer upon the holders of Capital Stock only the rights of a general unsecured creditor); (ii) will not be represented by any form of certificate or instrument; (iii) does not give any holder of Capital Stock any dividend rights, voting rights, liquidation rights, preemptive rights or other similar rights; and (iv) is not redeemable.

3.9 Additional Cash Payment. On or before March 1, 2014 Buyer shall pay, or cause to be paid, to Exchange Agent by wire transfer in immediately available funds an amount up to $1,000,000 (the “Additional Cash Payment”); provided, however, in the event certain holders of Capital Stock are subject to estimated tax payments in advance of March 1, 2014, Buyer shall pay, or cause to be paid, to Exchange Agent by wire transfer in immediately available funds a portion of the Additional Cash Payment (not to exceed $200,000) by December 31, 2013. The Exchange Agent shall promptly distribute the Additional Cash Payment in accordance with the Exchange Agent Agreement. The Additional Cash Payment is intended to compensate holders of Capital Stock for additional Transaction Expenses and for the additional federal and state taxes payable by them for the sale of their Capital Stock in 2013 rather than 2012, including a gross up for the impact of the Additional Cash Payment itself. The Company has determined the aggregate impact of the differential tax rates on the holders of Capital Stock pursuant to the schedule attached as Annex IV. If current federal or state tax rates are reduced prior to Buyer’s payment of the Additional Cash Payment, the Representative will recalculate the aggregate impact of the differential tax rates in a manner consistent with Annex IV, but using changed rates, and the amount of the Additional Cash Payment will be reduced to the extent that the recalculated aggregate impact (including a gross up for the impact of the Additional Cash Payment itself) is less than $1,000,000.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES AS TO THE COMPANY

The representations and warranties set forth in this Article IV are made to Buyer and Merger Sub by the Company, as follows:

4.1 Due Organization, Good Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite power and authority and all governmental licenses, authorizations, permits, consents, and approvals required to carry on its business as conducted and as presently proposed to be conducted. The Company is duly qualified or licensed to conduct business as a foreign entity and is in good standing in each jurisdiction where such qualification is required, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. The Company has delivered to Buyer true and complete copies of the certificate of incorporation, bylaws and other governing documents of the Company and any amendments thereto.

4.2 Authorization; Enforceability.

(a) The Company’s execution, delivery, and performance of this Agreement and the Ancillary Agreements to which it is, as contemplated by this Agreement, to become a party, and the consummation of the transactions contemplated hereby and thereby, are within its power and authority and, subject to the approval of the Merger and adoption of this Agreement pursuant to the Requisite Stockholder Approval, have been duly authorized by all necessary third party action. As of the Closing, the Company will have all requisite power and authority, and will take all action necessary to execute and deliver each Ancillary Agreement to which it is, as contemplated by this Agreement, to become a party and to consummate the transactions contemplated by this Agreement and each Ancillary Agreement to which it is, as contemplated by this Agreement, to become a party. This Agreement has been, and as of the Closing each of the Ancillary Agreements to which Company is, as contemplated by this Agreement, to become a party will be, duly executed and delivered by Company. This Agreement constitutes, and as of the Closing each of the Ancillary Agreements to which Company is, as contemplated by this Agreement, to become a party will constitute, a legal, valid and binding agreement of Company, enforceable against it in accordance with its and their respective terms, subject to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunction relief and other equitable remedies.

(b) The Board of Directors of the Company has unanimously (i) determined that this Agreement is fair to, and in the best interests of, the Company and the Stockholders, (ii) approved and declared advisable this Agreement and (iii) resolved to recommend that the Stockholders adopt this Agreement, and, as of the date hereof, none of the aforesaid actions by the Board of Directors of the Company has been amended, rescinded or modified.

4.3 Governmental Authorization. None of (a) the execution, delivery and performance by Company of this Agreement or (b) the execution, delivery, and performance by Company of each of the Ancillary Agreements to which it is, as contemplated by this Agreement, to become a party, requires or will require any action by or in respect of, or filing with, any Governmental Authority.

4.4 Non-Contravention; Consents; Restrictive Documents.

(a) Except as disclosed on Schedule 4.4(a), the execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which it is, as contemplated by this Agreement, to become a party, did not and will not (a) violate the organizational or governing documents of the Company, (b) violate any applicable Law or Order, (c) require any filing with or permit, consent, or approval of, or require the giving of any notice to (including under any right of first refusal or similar provision), any court or other Person (including filings, consents, or approvals required under any permits of the Company, or any of the Company’s Subsidiaries, or any licenses, leases, franchises, contracts, or other agreements to which Company or any of the Company’s Subsidiaries is or will be a party), (d) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation, or acceleration of any right or obligation of, Company or any of the Company’s Subsidiaries, or to a loss of any benefit to which Company or any of the Company’s Subsidiaries is entitled, under any agreement or other instrument binding upon or providing rights to Company or any of the Company’s Subsidiaries, or any franchise, permit, license, or other similar authorization held by Company or any of the Company’s Subsidiaries, or (e) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of Company or any of the Company’s Subsidiaries.

(b) Except as disclosed on Schedule 4.4(b), neither the Company nor any of the Company’s Subsidiaries is subject to, or a party to, any charter, bylaw, mortgage, Lien, lease, license, franchise, permit, instrument, Law, Order or any other restriction of any kind or character, that (a) has had or would reasonably be expected to have a Material Adverse Effect or to materially and adversely affect the assets or properties of the Company and the Company’s Subsidiaries taken as a whole; provided, however, that any action (or inaction) of the Surviving Corporation or third parties from and after the Effective Time shall not have any effect on the representation and warranty under Section 4.4(b)(1), (b) would prevent consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, compliance by the Company with the terms, conditions and provisions of this Agreement and the Ancillary Agreements to which Company is, as contemplated by this Agreement, to become a party, or the continued operation of the Company’s business or the business of any of the Company’s Subsidiaries after the date of this Agreement or the Closing Date on substantially the same basis as historically operated or (c) would restrict the ability of Company or any of the Company’s Subsidiaries to acquire any property, market, sell, or otherwise distribute products or merchandise or provide its services or conduct business in any area.

4.5 Capitalization; Subsidiaries.

(a) Schedule 4.5(a) sets forth a true, correct and complete list of the authorized, issued and outstanding Capital Stock of the Company as of the date hereof, including, with respect to each Option and Warrant, the number of the underlying shares of the Common Stock or Preferred Stock, the date of grant or issuance, as applicable, and the applicable exercise price thereof. The issued and outstanding Capital Stock of the Company is duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto. There is no other Capital Stock of the Company authorized, issued, reserved for issuance or outstanding. Each grant of an Option was duly authorized by all necessary corporate action no later than the date on which the grant of such Option was by its terms to be effective, the award agreement governing such grant was duly and timely executed and delivered by each party thereto, each such grant was made in accordance with the terms of the applicable compensation plan or arrangement of the Company and applicable Laws, the per share exercise price of each Option was equal to the fair market value of a share of Common Stock on the applicable grant date, as determined by the Company’s Board of Directors by reasonable application of a reasonable valuation method as described in Section 409A of the Code, and each such grant was properly accounted for in accordance with GAAP in the financial statements of the Company.

(b) Other than the Options and the Warrants, there are no outstanding or authorized options, warrants, stock appreciation, phantom stock, profit participation or similar rights with respect to the Capital Stock of the Company to which the Company is a party or is bound.

(c) The Company has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or are convertible into, exchangeable for or evidencing the right to subscribe for or acquire securities having the right to vote) with the Stockholders on any matter.

(d) There are no Contracts to which the Company is a party or by which it is bound that require the Company to repurchase, redeem or otherwise acquire any Capital Stock of, or other equity or voting interest in, the Company, or vote or dispose of any Capital Stock of the Company. There is no outstanding preemptive right, subscription, option, call, warrant or other right to acquire any Capital Stock of the Company; or outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any Capital Stock of the Company.

(e) Except as disclosed on Schedule 4.5(e), neither the Company nor any of its Subsidiaries own, directly or indirectly, any capital stock, membership interests, or other securities of any Person. Each of the Company’s Subsidiaries is duly organized or formed, validly existing and in good standing in its jurisdiction of incorporation or formation, which is set forth on Schedule 4.5(e). Each of the Company’s Subsidiaries has the requisite power and authority and all governmental licenses, authorizations, permits, consents, and approvals required to carry on its business as conducted and as presently proposed to be conducted. Each of the Company’s Subsidiaries is duly qualified or licensed to conduct business as a foreign entity and is in good standing in each jurisdiction where such qualification is required, except where the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect. The Company has delivered to Buyer true and complete copies of the certified articles of incorporation, bylaws and other governing documents and any amendments thereto of each of the Company’s Subsidiaries. Except as disclosed on Schedule 4.5(e), there are no authorized or outstanding (i) equity interests, or other securities of any of the Company’s Subsidiaries, (ii) securities convertible into, exchangeable or exercisable for equity interests, or other securities, of the Company’s Subsidiaries, (iii) options, warrants, or other rights to purchase or acquire from such Subsidiary, or obligations of such Subsidiary to issue, any equity interests, or other securities, including securities convertible into, exchangeable or exercisable for equity interests, or other securities of such Subsidiary or (iv) bonds, debentures, notes, or other indebtedness that entitle the holders to vote (or convertible into, exchangeable or exercisable for, securities that entitle the holders to vote) with holders of equity interests, or other securities of such Subsidiary on any matter.

(f) Other than obligations arising out of or related to this Agreement, the Ancillary Agreements to which the Company is a party and the transactions contemplated hereby and thereby, neither the Company nor any of its Subsidiaries has any outstanding obligations arising out of or related to any acquisition, merger, consolidation or other corporate reorganization involving the Company and any other Person.

4.6 Financial Statements; Company’s Books.

(a) The Company has delivered to the Buyer the Financial Statements, copies of which are attached as Schedule 4.6(a). The Financial Statements have been prepared in accordance with GAAP, subject in the case of the Financial Statements referred to in clause (ii) of the definition thereof to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, have a Material Adverse Effect) and the absence of notes that, if presented, would not differ materially from those included in the December 31, 2011 financial statements. Except as disclosed on Schedule 4.6(a), the Financial Statements reflect the consistent application of such accounting principles throughout the periods involved. The Financial Statements are prepared on standalone basis without considering any normalization or other management adjustments during the historical period. The Financial Statements are correct and complete and derived from the books and records (including the general ledgers) of the Company, accurately reflect such books and records (including the general ledgers) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the dates thereof and the consolidated results of the operations and cash flows of the Company and its Subsidiaries for the periods indicated, subject in the case of the Financial Statements referred to in clause (ii) of the definition thereof to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, have a Material Adverse Effect). Except as disclosed on Schedule 4.6(a), no financial statements of any Person other than the Company are required by GAAP to be included in the financial statements of the Company. The Company has also made available to Buyer true and complete copies of all letters and similar written correspondence of any kind from the Company’s accountants to the Company during the 36 months preceding the execution of this Agreement, together with true and complete copies of all responses thereto.

(b) The books of account, minute books and stock record books, and other records of the Company, all of which have been made available to Buyer, are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices. The Company does not maintain any off-the-book accounts and the Company’s assets are used only in accordance with management’s directives. All material actions of the Company requiring the approval of the Board of Directors and the Stockholders under applicable Law and the Company’s charter documents have been so approved. The minute books of the Company contain accurate and complete records of all material meetings held of, and material actions taken by, the Stockholders and Board of Directors, and no meeting of the Stockholders or Board of Directors has been held for which minutes have not been prepared and are not contained in such minute books. Except as disclosed on Schedule 4.6(b), the Company does not have any of its books, records, systems, controls, data or information recorded, stored, maintained, operated, or otherwise wholly or partly dependent upon or held by any means that, including all means of access thereto and therefrom, are not under the exclusive ownership and direct control of the Company.

4.7 No Undisclosed Liabilities. There are no liabilities of the Company or its Subsidiaries, or, to the knowledge of the Company, facts or circumstances that could give rise to liabilities of the Company or its Subsidiaries, whether accrued, contingent, absolute, determined, determinable, or otherwise, other than (a) liabilities fully recorded or reserved for in the Balance Sheet as of the Balance Sheet Date, (b) liabilities specifically disclosed on Schedule 4.7, and (c) current liabilities incurred since the Balance Sheet Date in the Ordinary Course.

4.8 Interested Person Transactions. Schedule 4.8 contains a complete list of all amounts and obligations owed between the Company or any of its Subsidiaries, on the one hand, and any of the Company’s Stockholders, directors, officers or Affiliates, on the other hand, and transactions and services provided since January 1, 2011 between the Company’s Stockholders, directors, officers or Affiliates, on the one hand, and the Company or its Subsidiaries, on the other hand. Except as disclosed on Schedule 4.8, since the Balance Sheet Date, there has not been any accrual of liability or incurrence of an obligation between Company or its Subsidiaries, on the one hand, and any of the Company’s Stockholders, directors, officers or Affiliates, on the other hand, any transaction or service provided between Company or its Subsidiaries, on the one hand, and any of the Company’s Stockholders, directors, officers or Affiliates, on the other hand, or any action taken (other than this Agreement) or any distributions or other payments of cash or property by Company or its Subsidiaries to any of the Company’s Stockholders, directors, officers or Affiliates on the other hand.

4.9 Tax Matters. Except as disclosed on Schedule 4.9:

(a) all Tax returns, statements, reports, and forms (including estimated Tax or information returns and reports) required under applicable Laws to be filed with any Taxing Authority on or prior to the Closing Date, with respect to any Pre-Closing Tax Period, by or on behalf of the Company or its Subsidiaries (collectively, the “Returns”) have been filed when due in accordance with all applicable Laws;

(b) all such Returns are true, complete, and correct in all material respects;

(c) all Taxes due and payable by or on behalf of the Company and its Subsidiaries, as of the date of this Agreement, and all Taxes due and payable by or on behalf of the Company and its Subsidiaries as of the Closing (in each case, whether or not shown as due and payable on the Returns that have been filed) have been paid, or withheld and remitted to the appropriate Taxing Authority;

(d) all Taxes that the Company or any of its Subsidiaries is (or was) required by applicable Laws to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, supplier, stockholder or other third party have been duly withheld or collected, and have been paid over to the appropriate Taxing Authority;

(e) the reserves, if any, established for Taxes with respect to the Company and its Subsidiaries, for any Pre-Closing Tax Period (including any Pre-Closing Tax Period for which no Return has yet been filed) reflected on the books of the Company (excluding in each case any provision for deferred income Taxes) are adequate in accordance with GAAP;

(f) neither the Company nor any of its Subsidiaries has (i) requested any extension of time within which to file any Return except for extensions granted as a matter of right or (ii) been granted any extension or waiver of the statute of limitations applicable to any Tax which (after giving effect to such extension or waiver) has expired;

(g) there is no material action, suit, proceeding, claim, audit, or investigation pending or, to the knowledge of the Company, threatened against or with respect to the Company or its Subsidiaries in respect of any Tax;

(h) the Company does not own any interest in real property in any jurisdiction in which a Tax is imposed on the transfer of a controlling interest in an entity that owns any interest in real property and the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code;

(i) there are no Liens for Taxes upon the assets of the Company or its Subsidiaries, except Liens for current Taxes not yet due;

(j) there are no deferred intercompany transactions between the Company and a Subsidiary or between two Subsidiaries of the Company and there is no excess loss account (within the meaning of Treasury Regulations Section 1.1502-19 with respect to the stock of any of the Company or its Subsidiaries);

(k) Neither the Company nor any of its Subsidiaries will be required to include any adjustment in Taxable income for any Post-Closing Tax Period under Section 481 of the Code (or any similar provision of the Tax laws of any jurisdiction);

(l) Neither the Company nor any of its Subsidiaries has been the “distributing corporation” or the “controlled corporation” (in each case, within the meaning of Section 355(a)(1) of the Code) with respect to a transaction described in Section 355 of the Code within the two (2)-year period ending as of the date of this Agreement;

(m) Neither the Company nor any of its Subsidiaries has been a member of any affiliated group of corporations, within the meaning of Section 1504 of the Code (or any predecessor provision or comparable provision of state, local or foreign law) filing a consolidated Return (other than a group the common parent of which was the Company);

(n) Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or Tax Sharing Agreement with any Person and neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or such Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of applicable state, local or foreign Law);

(o) Neither the Company nor any of its Subsidiaries has been a member of an affiliated, combined, consolidated, unitary or similar group for state, local or foreign Tax purposes for any Taxable period, other than a group of which the Company or such Subsidiary is (or was) the common parent;

(p) the Company has made available to Buyer or its legal counsel or accountants copies of all Returns filed for the Company and its Subsidiaries for all Tax periods since January 1, 2007 and all private letter rulings, determination letters, closing agreements and other correspondence issued by or received from any Taxing Authority since the same date or that may apply to the Company or its Subsidiaries after the Closing Date;

(q) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Post Closing Tax Period as a result of (i) any change in method of accounting for a Pre-Closing Tax Period, (ii) any “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of applicable state, local or foreign Tax Law) executed on or prior to the Closing Date, (iii) any intercompany transactions or any excess loss account described in the Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign Tax Law), (iv) any installment sale or open transaction disposition made at or prior to the Closing Date or (v) any prepaid amounts received at or prior to the Closing Date that will not be reflected on the books of the Company as of the Closing Date;

(r) Neither the Company nor any of its Subsidiaries (i) is a party to any “reportable transaction” within the meaning of Section 1.6011-4 of the Treasury Regulations, (ii) has taken any position on a federal income Tax Return that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662 without disclosing such position as provided in the applicable Treasury Regulations, and (iii) has been a party to any transaction or arrangement which could reasonably be expected to cause an extension of any statute of limitations related to Taxes, including an extension because the transaction or arrangement was required to be, but was not, reported to any Taxing Authority;

(s) Neither the Company nor any of its Subsidiaries will be required to reduce any Tax Attribute by reason of the application of Treas. Reg. §1.1502-36 to the transactions contemplated by this Agreement. “Tax Attribute” shall mean any item of basis of property, any item of loss (including a net operating loss carryover), any item of credit and any other tax item that would otherwise be taken into account in a Post-Closing Tax Period.

(t) Schedule 4.9(t) contains a list of all jurisdictions (whether foreign or domestic) in which the Company or any of its Subsidiaries (i) is required under applicable Laws to file any Returns, or (ii) has entered into any agreement or arrangement with any Taxing Authority, including, but not limited to, a closing agreement pursuant to Code Section 7121 (or any corresponding or similar provision of applicable state, local or foreign Tax Law), with regard to the Tax liability of the Company or any of its Subsidiaries affecting any Taxable period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired. No claim has been made by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Returns that the Company or any of its Subsidiaries is or may be subject to Taxes imposed by that jurisdiction.

4.10 Absence of Certain Changes. Except as disclosed on Schedule 4.10, since December 31, 2011, (i) the Company has conducted its business in the Ordinary Course, (ii) there has not been any event, occurrence, development, circumstance, or state of facts that has had or which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (iii) the Company has not taken any action which would have constituted a violation of Section 7.1.

4.11 Contracts.

(a) Except for this Agreement and the Ancillary Agreements, and except as disclosed on Schedule 4.11, neither Company nor any of its Subsidiaries is a party to or bound by any of the following agreements (whether written or oral):

(i) any partnership, joint venture, or other similar Contract or arrangement, or any Contract relating to the acquisition or disposition of any business or assets (whether by merger, sale of stock, sale of assets, or otherwise);

(ii) any Contract relating to Indebtedness (in any case, whether incurred, assumed, guaranteed, or secured by any asset) or any Contract, indenture, or other instrument that contains restrictions with respect to payment of any distribution in respect of the Capital Stock;

(iii) any Contract that limits the freedom of the Company to market, sell, or otherwise distribute its products or provide its services in any geographic area, or to compete in any line of business or geographic area or with any Person;

(iv) any Contract which limits sub-contracting;

(v) any Contract which limits or restricts offshoring;

(vi) any Contract including most-favored customer or nation, benchmarking or any other provision which resets the pricing therein;

(vii) any Contract which contains limitations on assignment;

(viii) any Contract or arrangement with (i) any of its Affiliates, (ii) any Person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote by any of its Affiliates or (iii) any director or officer of Company or its Subsidiaries or with any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any such director or officer;

(ix) any management service, consulting, or any other similar type of Contract;

(x) any warranty, guaranty, or other similar undertaking with respect to a contractual performance extended by the Company or its Subsidiaries;

(xi) any Contract with no limitation on the Company’s or any of its Subsidiaries’ liability thereunder;

(xii) any Contract which does not exclude implied warranties;

(xiii) any Contract which includes indemnities other than for confidentiality, intellectual property infringement, bodily injury and death, tax liability or compliance with applicable Laws;

(xiv) any employment, deferred compensation, severance, bonus, retirement, or other similar Contract or plan;

(xv) any Contract involving payments by or to the Company or any of its Subsidiaries of more than $25,000 in any consecutive 12-month period;

(xvi) any Contract with any agency, dealer, sales representative, or distributor for the marketing, selling, and distribution of Company’s or any of its Subsidiaries’ products and services;

(xvii) any material license, franchise, or similar Contract;

(xviii) any leases of Company Real Property;

(xix) any Contract that would prevent consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, or the continued operation of the Business after the date of this Agreement or the Closing Date on substantially the same basis as historically operated; or

(xx) any other Contract not made in the Ordinary Course that is material to the Company or any of its Subsidiaries.

(b) Each Contract disclosed on Schedule 4.11 or any other schedule to this Agreement or required to be disclosed on Schedule 4.11 or any other schedule to this Agreement is a valid and binding Contract of the Company or such Subsidiary, is in full force and effect (subject to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunction relief and other equitable remedies), and neither the Company nor the applicable Subsidiary nor any of their respective Affiliates nor, to the knowledge of the Company, any other party thereto, is in default or breach under the terms of any such Contract. To the knowledge of the Company, there is no event, occurrence, condition, or act (including the consummation of the transactions contemplated hereby, and assuming the satisfaction of all conditions to the parties’ respective conditions to Closing) that, with the giving of notice or the passage of time, would reasonably be expected to result in a default or event of default under any such Contract by any of the parties thereto. The Company has delivered to the Buyer true and complete copies of each written Contract listed or required to be listed on Schedule 4.11 and true and complete summaries of all oral Contracts.

(c) Neither Company nor any of its Subsidiaries has received any written, or to the knowledge of the Company any oral, notice alleging breach of any Contract, terminating or threatening to terminate any Contract or of an intent not to renew a Contract.

4.12 Government Contracts.

(a) Section 4.12 of the Company Disclosure Schedule sets forth a true, correct and complete list of each and every Government Contract and Government Bid to which the Company is a party or bound for which final payment has not been received. There are no such Government Contracts or Government Bids to which the Company or any of its Subsidiaries has represented itself in connection with the award of a Government Contract or response to a Government Bid as having 8(a) status, small disadvantaged business status, protégé status, historically underutilized business zone small business, veteran-owned small business or service-disabled veteran-owned small business status or preferential status. In addition, the Company represents and warrants that:

(i) With respect to each Government Contract (A) there are no audits, completed or to the knowledge of the Company underway, by any Governmental Authority that recommend that the Company make any payments to a Governmental Authority, other than in the Ordinary Course, (B) all applicable representations and certifications executed by the Company pertaining to such Governmental Contract were complete and correct in all material respects as of their effective date, and (C) there is no suspension, stop work order, cure notice, or show cause notice in effect for any Government Contract, nor, to the knowledge of the Company, has any Governmental Authority threatened to issue one.

(ii) The Company has complied in all material respects with all terms and conditions of each such Government Contract to which it is a party. The Company has complied with the material requirements of any applicable Law pertaining to each such Government Contract or Government Bid, including, but not limited to, the Federal Acquisition Regulation (the “FAR”) and any applicable agency supplement thereto, and any other applicable procurement Law or regulation.

(iii) There has been no (A) civil fraud or criminal investigation of the Company by any Governmental Authority or (B) indictment filed against the Company by any Governmental Authority. There has been no (1) default termination, or suspension or debarment proceeding against the Company or (2) contracting officer’s final decision or legal proceeding by which a Governmental Authority claims that the Company is liable to a Governmental Authority. The Company has not received any outstanding cure notice or show cause letter.

(iv) (A) The Company (during the last three years) has not been suspended or debarred from doing business with any Governmental Authority or (or during such three year period) was not, to the knowledge of the Company, the subject of a finding of material noncompliance, non-responsibility or ineligibility for contracting with any Governmental Authority, (B) the Company has conducted its operations in material compliance with all requirements of all applicable Law of any Governmental Authority, including all orders pertaining to all Government Contracts, and the Company has not received any determination of material noncompliance (except for routine matters relating to audits in the ordinary course of business), entered into any consent order or undertaken any internal investigation pertaining to any Government Contract, other than in the ordinary course of business, and (C) to the knowledge of the Company, there is no valid basis, nor specific circumstances that with the passage of time would reasonably be expected to become a basis, for the suspension or debarment of the Company from bidding on contracts or subcontracts for or with any Governmental Authority.

(v) No certification, representation or warranty made by the Company in any Government Contract, any Government Bid or any exhibit thereto or in any certificate, statement list, schedule or other document submitted or furnished to any Governmental Authority in connection with any Government Contract contained on the date so furnished or submitted any untrue statement of material fact, or failed to state a material fact necessary to make the statements therein contained, in light of the circumstances in which they were made, not misleading.

(vi) The Company has not received any written notice of any outstanding claims against the Company, either by a Governmental Authority or by any prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract or Government Bid to which the Company is a party, (B) to the Company’s knowledge, no cost incurred by the Company pertaining to any Government Contract or Government Bid is the subject of an investigation or has been disallowed by the U.S. Government, and (C) there are no outstanding disputes between the Company, on the one hand, and any Governmental Authority, on the other hand, under the Contract Disputes Act or any other Federal statute or between the Company, on the one hand, and any prime contractor, subcontractor or vendor, on the other hand, arising under or relating to any such Government Contract or Government Bid. The Company has no interest in any pending claim under the Contract Disputes Act against the U.S. Government or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Bid.

(vii) With respect to all Government Contracts to which the Company is a party:

(A) no Contract or task order under a Contract has, or currently projects, fully burdened costs incurred in excess of the Contract or order price, or in the case of flexibly priced or cost reimbursement contracts, fully burdened costs incurred in excess of the ceiling price or funded amount of the Contract or order;

(B) the Company has not assigned, granted a security interest in, or otherwise conveyed or transferred to any third party any account receivable or other right of the Company arising under any Government Contract;

(C) the Company has not made any disclosure to any Governmental Authority pursuant to any voluntary disclosure agreement;

(D) the Company is not subject to any forward pricing rate agreements in accordance with FAR Subpart 15.407-3 or Subpart 42.17; and

(E) the Company has not used any intellectual property developed under any Government Contract for purposes outside of the scope of such Government Contract without having obtained the necessary and appropriate prior permission, if required, of the Governmental Authority involved.

(viii) Within the past three (3) years, there have been no material claims or disputes between the Company and any prime contractor, subcontractor, or vendor relating to any Government Contract or outstanding Government Bid; and no money due to the Company pertaining to any such Government Contract or Government Bid has been withheld or set off other than in accordance with the withholding provisions of any such Government Contract or Government Bid.

(ix) All Government Contracts have been awarded to the Company, and all Government Bids have been submitted by the Company, in compliance with applicable procurement laws and regulations. None of the Company’s Government Contracts are subject to termination by a Governmental Authority solely as a result of the consummation of the transactions contemplated by this Agreement or any of the other Transaction Documents.

(x) Section 4.12(a)(x) of the Company Disclosure Schedule lists each final audit report received by the Company during the past three years issued by any Governmental Authority with respect to any Government Contract or of any indirect cost, other cost or cost accounting practice of the Company. The Company has made available to the Buyer correct and complete copies of each such report.

(b) All outstanding Government Bids were made in the ordinary course of business in a manner consistent with past practice. With respect to each outstanding Government Bid: (i) the Company has complied in all material respects with all requirements of all applicable Law, and (ii) all representations and certifications executed by the Company pertaining to such Bid were complete and correct in all material respects as of their effective date.

(c) During the past three years, neither the Company nor any “Principal” (as defined in FAR 52.209-5) of the Company, has been suspended, proposed for debarment or declared ineligible for the award of any Government Contract.

(d) The Company has not entered into any financing arrangement or assignment of proceeds with respect to the performance of any Government Contract other than as provided in the Company’s standard commercial bank agreements.

(e) During the past three years, the Company has not had access to non-public information or provided systems engineering, technical direction, consultation, technical evaluation, source selection services or services of any type, has not prepared specifications or statements of work, and has not engaged in any other conduct, in each case that would create an organizational conflict of interest in a future procurement that the Company currently plans to pursue and knows or reasonably anticipates will occur in the next three (3) years.

4.13 Insurance Coverage. Schedule 4.13 sets forth a list of all insurance policies and fidelity bonds covering the assets, business, operations, employees, officers, managers and stockholders, as applicable, of Company and its Subsidiaries (collectively, the “Policies”). Schedule 4.13 also sets forth a list and description of all claims made by the Company or any Subsidiary under any of the Policies (or any other insurance policies which were in effect) within the past three (3) years. With respect to each Policy, the Company has delivered to the Buyer a true and complete copy of each such Policy (including all amendments thereto). There is no claim by Company or any of its Subsidiaries pending under any of such Policies as to which coverage has been denied or, to the Company’s knowledge, questioned or disputed by the issuers or underwriters of any of the Policies. None of the insurers of Company or any of its Subsidiaries has issued a reservation of rights letter in the defense of claims. All premiums due and payable under the Policies have been paid, and neither Company nor any of its Subsidiaries has any liability for any retrospective premium adjustment, audit premium adjustment, experience based liability or loss sharing cost adjustment under any of the Policies. There have been no gaps in Company’s or its Subsidiaries’ historical insurance coverage. The Company and its Subsidiaries have complied in all material respects with the terms and conditions of the Policies. The Policies are in full force and effect and following the Closing will insure the Company and its Subsidiaries and their Plans, assets, business, operations, employees, officers and directors, as applicable, to the same extent as they insured the Company and its Subsidiaries and their Plans, assets, business, operations, employees, officers and managers as applicable, prior to the Closing. Subject to applicable deductibles and policy limits, the Policies have been and are of the type and in amounts adequate to insure fully against the risks to which the Company and its Subsidiaries and their properties and assets are normally exposed in the operation of its businesses. To the knowledge of the Company, there is no threatened termination of, or premium increase with respect to, any of the Policies, and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not result in any termination of, or premium increase with respect to, any of the Policies or any inability to assess claims incurred prior to Closing under any of the Policies. Since the last renewal date of any Policy, there has not been any material adverse change in the relationship of Company on the one hand, and its insurers, on the other hand, on the premiums payable pursuant to such Policies. To the knowledge of the Company, all of its issuers are solvent and are rated A- or better by A.M. Best.

4.14 Litigation. Except as disclosed on Schedule 4.14, there is no claim, action, suit, injunction, investigation, arbitration, or administrative or other proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or its Subsidiaries, or any of its properties or assets and, to the knowledge of the Company, there is no basis for any such claim, action, suit, investigation, arbitration, or administrative or other proceeding. None of the Company, any of its Subsidiaries, nor any of their respective properties, assets or business, is subject to or bound by any Order that would prevent or otherwise interfere with the ability of the Company to consummate the transactions contemplated by this Agreement or to otherwise perform its obligations under this Agreement or any of the Ancillary Agreements to which it is, as contemplated by this Agreement, to become a party.

4.15 Compliance with Laws; Permits.

(a) The Company and its Subsidiaries have complied and are currently in compliance with all applicable Laws and Orders. Neither the Company nor any of its Subsidiaries has received, nor does the Company have knowledge of the issuance or proposed issuance of, any notice by any Governmental Authority of any violation or any alleged violation of any Law or Order.

(b) Schedule 4.15(b) sets forth a list of each license, certificate, authorization, qualification, permit, consent, and approval held by the Company or any of its Subsidiaries, or issued and held in respect of the Company or any of its Subsidiaries, or required to be so issued and held to carry on the business of the Company or any of its Subsidiaries, as currently conducted or required by Law or any Regulatory Authority, except in each case as for licenses, certificates, authorizations, qualifications, permits, consents, and approvals the failures of which to obtain would not reasonably be expected to have a Material Adverse Effect. Each license, certificate, authorization, qualification, permit, consent, and approval disclosed on Schedule 4.15(b) is held by the Company or such Subsidiary, and is valid and in full force and effect and will not be terminated or impaired (or become terminated or impaired) as a result of the transactions contemplated by this Agreement or the Ancillary Agreements. There are no actions that must be taken by the Company or any Subsidiary within 90 days following the Closing Date that, if not taken, would result in the termination or impairment of any license, certificate, authorization, qualification, permit, consent, and approval held by Company or such Subsidiary, or issued and held in respect of Company or such Subsidiary, or required to be so issued and held to carry on the business of the Company or such Subsidiary, as currently conducted. Neither Company nor any of its Subsidiaries is in default under and, to the knowledge of the Company, no condition exists that with notice or lapse of time or both would reasonably be expected to constitute a default or violation under, any license, franchise, permit, consent, or approval or similar authorization held by the Company or such Subsidiary.

(c) Except as disclosed on Schedule 4.15(c), to the knowledge of the Company, all Persons providing services to the Company hold all valid licenses, certificates, authorizations, qualifications, permits, consents, and approvals required in connection with such Person’s performance of services to the Company. The Company has not received any notice of any action, investigation, inquiry or informational request pending or recommended by any Regulatory Authority having jurisdiction over the items disclosed on Schedule 4.15(c), either to revoke, withdraw, limit, discipline, or suspend any license, certificate, authorization, qualification, permit, consent, or approval.

(d) The Company and each of its Subsidiaries have complied with all applicable Data Privacy Laws and its internal privacy policies relating to the use, display, collection, storage, disclosure, processing and transfer of any Personal Information collected or obtained by the Company or any of its Subsidiaries or by third parties having authorized access to the records of Company or any Subsidiary. The execution, delivery and performance of this Agreement will comply with all applicable Laws relating to data privacy and the Company’s and its Subsidiaries’ applicable privacy policies. True and correct copies of all applicable privacy policies and guidelines of the Company and its Subsidiaries have been made available to the Buyer. To the knowledge of the Company, the Company and its Subsidiaries have made all disclosures to users of its services or customers required by applicable Laws. The Company and its Subsidiaries have taken, on an on-going basis, reasonable and customary steps (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical, administrative and physical safeguards) to protect Personal Information against accidental or unlawful disclosure or accidental loss and against unauthorized access, use, transfer, modification, disclosure or other misuse. Neither the Company nor any of its Subsidiaries has suffered any breach, unauthorized disclosure, or misuse or threatened breach, unauthorized disclosure, or misuse of any Personal Information and has not been the subject of any claim, proceeding or investigation of actual or threatened breach, unauthorized disclosure, or misuse of any Personal Information. To the knowledge of the Company, there has been no unauthorized access to or transfer of or other misuse of any Personal Information.

(e) The Company has taken the steps and implemented the procedures specified in Schedule 4.15(e) designed to protect the Systems from unauthorized activities and access and to preserve the availability, security, and integrity of the Systems and Company Data (including protecting such Systems from infection by malicious software and unauthorized activities and access). The Company has the disaster recovery and security plans, procedures and facilities for the Systems and Company Data specified in Schedule 4.15(e). Neither the Company nor any of its Subsidiaries has suffered any security incident that compromises the security or integrity of Company Data or Systems since its inception. The Company has not notified, nor been obligated to notify pursuant to applicable law or contract, any Person of any Security Breach involving Personal Data. The Company is not currently under investigation by any state, federal, or foreign jurisdiction regarding its protection, storage, use, and disclosure of Personal Data, nor has the Company received complaints from any person regarding the Company’s protection, storage, use, and disclosure of Personal Data. To the knowledge of the Company, no person has made any illegal or unauthorized use of Personal Data that was collected by or on behalf of the Business and is in the possession or control of the Business.

(f) The Company is in compliance in all material respects with the applicable Laws of the standards for Privacy or Security of Individually Identifiable Health Information, which were promulgated pursuant to the Health Insurance Portability and Accountability Act of 1996, Title II, Subtitle F, Sections 261-264, Public Law 104-191, and the Standards for Privacy of Individually Identifiable Health Information, 45 C.F.R. Parts 160-164, the Standards for Security of Electronic Protected Health Information, 45 C.F.R. Parts 160, 162 and 164, and the implementing regulations thereunder, and the Health Information Technology for Economic and Clinical Health Act (“HITECH”) (collectively, “HIPAA”).

4.16 Properties; Sufficiency of Assets.

(a) The Company and each of its Subsidiaries have good and indefeasible title to, or in the case of leased or licensed property valid leasehold or licensed interests in, all property and assets (whether real or personal, tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date, except properties and assets, or interests in properties or assets, sold or otherwise disposed of since the Balance Sheet Date in the Ordinary Course. None of such property or assets is subject to any Liens, except for Permitted Liens.

(b) Neither the Company nor any of its Subsidiaries owns or has never owned any Company Real Property. Schedule 4.16(b) sets forth a list of all Company Real Property, including real property leased or otherwise used by the Company or any of its Subsidiaries (the “Leased Real Property”). All leases of the Leased Real Property are valid, binding, and enforceable in accordance with their respective terms (subject to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunction relief and other equitable remedies) and the Company or such Subsidiary is a tenant or possessor in good standing thereunder and all rents due under such leases have been paid. There does not exist under any such lease any default or, to the knowledge of the Company, any event which with notice or lapse of time, or both, would reasonably be expected to constitute a default under the leases with respect to the Leased Real Property. The Company and each of its Subsidiaries are each in peaceful and undisturbed possession of the space and/or estate under each of their respective leases to which it is a tenant and has good and valid rights of ingress to and egress from all such Leased Real Property and to the public street systems for all usual street, road, and utility purposes. None of the Company, any of its Subsidiaries nor any of their Affiliates is a landlord under any lease relating to Leased Real Property. None of the Company or any of its Subsidiaries has received any notice of any violation with respect to any applicable Law relating to or affecting the Leased Real Property. None of the Company or any of its Subsidiaries has received any notice of any appropriation, condemnation, or like proceeding, or of any violation of any applicable zoning Law or Order relating to or affecting the Leased Real Property, and to the knowledge of the Company, no such proceeding has been threatened or commenced. None of the Company or any of its Subsidiaries has received any notice of any pending or threatened foreclosure proceedings against any landlord entity with respect to the Leased Real Property that could adversely impact the rights of the Company or any of its Subsidiaries as tenant to continue possession of the Leased Real Property.

(c) Schedule 4.16(c) sets forth a list of all personal property (including equipment) necessary for the conduct of the Business as presently conducted or as proposed to be conducted that is owned or leased by Company or any of its Subsidiaries and indicates whether each item of personal property is owned or leased. The assets owned or leased by the Company or any of its Subsidiaries (including, real, personal, tangible, and intangible property), or that they otherwise have or will have the right to use (including, real, personal, tangible, and intangible property), constitute all of the assets held for use or used in connection with the Business, are in good working condition (reasonable wear and tear excepted) and are sufficient to conduct the business of the Company or any of its Subsidiaries as presently conducted or as proposed to be conducted.

4.17 Accounts Receivable. The Accounts Receivable outstanding on the date hereof do, and the Accounts Receivable outstanding on the Closing Date will, represent sales actually made or services actually performed in the Ordinary Course in bona fide, arms-length transactions completed in accordance with the terms and provisions contained in any documents relating thereto. Unless paid prior to the Closing Date, such Accounts Receivable are or will be as of the Closing Date collectible, without offset or counterclaim, net of the respective reserves shown on the Balance Sheet. The Company’s reserves for Accounts Receivable have been and will be adequate and determined in accordance with GAAP, consistent with past practice. The Company has not factored or discounted, or agreed to factor or discount, any Accounts Receivable. Schedule 4.17 contains a complete and accurate list of all Accounts Receivable as of November 30, 2012, which list sets forth the aging of such Accounts Receivable.

4.18 Intellectual Property.

(a) The Company and its Subsidiaries (i) own and have independently developed or acquired, or (ii) have the valid right or license to all Company IP Rights. The Company IP Rights are sufficient for the conduct of the business of the Company and its Subsidiaries as currently conducted and as currently proposed to be conducted by the Company or any Subsidiary.

(b) Neither the Company nor any of its Subsidiaries has transferred ownership of any Intellectual Property that is or was Company-Owned IP Rights, to any third party, or knowingly permitted the Company’s rights in any Intellectual Property that is or was Company-Owned IP Rights to enter the public domain or, with respect to any Intellectual Property for which the Company or its Subsidiaries have submitted an application or obtained a registration, lapse (other than through the expiration of registered Intellectual Property at the end of its maximum statutory term).

(c) The Company and its Subsidiaries own and have good and exclusive title to each item of Company-Owned IP Rights and each item of Company Registered Intellectual Property, free and clear of any Encumbrances. The right, license and interest of the Company or a Subsidiary of the Company in and to all Third Party Intellectual Property Rights licensed by the Company or a Subsidiary from a third party are free and clear of all Liens (excluding restrictions contained in the applicable written license agreements with such third parties), other than Permitted Liens.

(d) Neither the execution and delivery or effectiveness of this Agreement nor the performance of the Company’s obligations under this Agreement will cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of any Company-Owned IP Right, or impair the right of the Company, any Subsidiary of the Company or Buyer to use, possess, sell or license any Company-Owned IP Right or portion thereof. After the Closing, all Company-Owned IP Rights will be fully transferable, alienable or licensable by Buyer without restriction and without payment of any kind to any third party.

(e) Schedule 4.18(e) lists all Company Products by name and version number.

(f) Schedule 4.18(f) lists all Company Registered Intellectual Property including the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made. Schedule 4.18(f) of the Company Disclosure Letter sets forth a list of all actions that are required to be taken by the Company or its Subsidiaries within 120 days of the Agreement Date with respect to any of the Company Registered Intellectual Property in order to avoid prejudice to, impairment or abandonment of such Company Registered Intellectual Property.

(g) Each item of Company Registered Intellectual Property is valid and subsisting (or in the case of applications, applied for), all registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording the Company’s and its Subsidiaries’ ownership interests therein.

(h) Neither the Company nor any Subsidiary is or shall be as a result of the execution and delivery or effectiveness of this Agreement or the performance of the Company’s obligations under this Agreement, in breach of any Contract governing any Company IP Rights (the “Company IP Rights Agreements”) and the consummation of the transactions contemplated by this Agreement will not result in the modification, cancellation, termination, suspension of, or acceleration of any payments with respect to the Company IP Rights Agreements, or give any non-Company party to any Company IP Rights Agreement the right to do any of the foregoing. Following the Closing, the Surviving Company (as wholly owned by Buyer) will be permitted to exercise all of the Company’s and its Subsidiaries’ rights under the Company IP Rights Agreements to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries would otherwise be required to pay.

(i) None of the Company IP Rights Agreements grants any third party exclusive rights to or under any Company IP Rights or grants any third party the right to sublicense any Company IP Rights, except as set forth in Schedule 4.18(i).

(j) There are no royalties, honoraria, fees or other payments payable by the Company or any of its Subsidiaries to any Person (other than salaries payable to employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, license-out, sale, marketing, advertising or disposition of any Company-Owned IP Rights by the Company or any of its Subsidiaries.

(k) To the knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company-Owned IP Rights, by any third party, including any employee or former employee of the Company or any Subsidiary. Neither the Company nor any Subsidiary has brought any action, suit or proceeding for infringement or misappropriation of any Intellectual Property or breach of any Company IP Rights Agreement.

(l) Neither the Company nor any Subsidiary has been sued in any suit, action or proceeding (or received any written notice or, to the knowledge of the Company, threat) which involves a claim of infringement or misappropriation of any Intellectual Property right of any third party or which contests the validity, ownership or right of the Company or any Subsidiary to exercise any Intellectual Property right, except as set forth in Schedule 4.18(l). Neither the Company nor any Subsidiary has received any written communication that involves an offer to license or grant any other rights or immunities under any Third Party Intellectual Property Right, except as set forth in Schedule 4.18(l).

(m) The Company and its Subsidiaries have no liability in connection with (i) infringement or misappropriation of the Intellectual Property rights of any third party or for unfair competition or unfair trade practices under the laws of any jurisdiction or (ii) any breach of any Contract relating to the use of Third Party Intellectual Property Rights. The operation of the business of the Company and its Subsidiaries as such business is currently conducted and as currently proposed to be conducted by the Company or any Subsidiary, including (A) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product and (B) the Company’s or any Subsidiary’s use of any product, device or process used in the business of the Company or its Subsidiaries as currently conducted and as currently proposed to be conducted by the Company or any Subsidiary, has not, does not and will not infringe or misappropriate the Intellectual Property of any third party and has not, does not and will not constitute unfair competition or unfair trade practices under the laws of any jurisdiction and there is no substantial basis for a claim that the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product or the operation of the business of the Company and its Subsidiaries, will infringe, is infringing or has infringed on or misappropriated any Third Party Intellectual Property Rights, or constitutes or has or will constitute unfair competition or unfair trade practices under the laws of any jurisdiction.

(n) None of the Company-Owned IP Rights, the Company Products, the Company or any of its Subsidiaries is subject to any proceeding or outstanding order, Contract or stipulation (i) restricting in any manner the use, transfer, or licensing by the Company or any of its Subsidiaries of any Company-Owned IP Right or any Company Product, or which may affect the validity, use or enforceability of any such Company-Owned IP Right or Company Product, or (ii) restricting the conduct of the business of the Company or any of its Subsidiaries in order to accommodate Third Party Intellectual Property Rights.

(o) Neither the Company nor any Subsidiary has received any opinion of counsel that any Company Product or the operation of the business of the Company or any Subsidiary, as previously or currently conducted, or as currently proposed to be conducted by the Company or any Subsidiary, infringes or misappropriates any Third Party Intellectual Property Rights.

(p) Each of the Company and each Subsidiary has secured from all of its consultants, employees and independent contractors who independently or jointly contributed to the conception, reduction to practice, creation or development of any Company-Owned IP Rights unencumbered and unrestricted exclusive ownership of, all such third person’s Intellectual Property in such contribution that the Company or any Subsidiary does not already own by operation of law and such third party has not retained any rights or licenses with respect thereto. Without limiting the foregoing, the Company and each Subsidiary has obtained proprietary information and invention disclosure and assignment agreements from all current and former employees and consultants of the Company and each Subsidiary.

(q) No current or former employee, consultant or independent contractor of the Company or any Subsidiary (i) is in violation of any term or covenant of any Contract relating to employment, invention disclosure (including patent disclosure), invention assignment, non-disclosure or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, the Company or any Subsidiary or using trade secrets or proprietary information of a third party without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company or any Subsidiary that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work developed for the Company or any Subsidiary.

(r) The employment of any employee of the Company or any Subsidiary or the use by the Company or any Subsidiary of the services of any consultant or independent contractor does not subject the Company or any Subsidiary to any liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for the Company or any Subsidiary, whether such Liability is based on contractual or other legal obligations to such third party.

(s) No current or former employee, consultant or independent contractor of the Company or any Subsidiary has any right, license, claim or interest whatsoever in or with respect to any Company-Owned IP Rights.

(t) To the extent that any Intellectual Property that is or was Third Party Intellectual Property Rights are incorporated into, integrated or bundled with, or used by the Company or its Subsidiaries in the development, manufacture or compilation of any of the Company Products, the Company or a Subsidiary has a written agreement with such third party with respect thereto pursuant to which the Company or a Subsidiary either (i) have obtained complete, unencumbered and unrestricted ownership of, and are the exclusive owners of such Intellectual Property by operation of law or by valid assignment, or (ii) have obtained perpetual, non terminable (other than for breach) licenses (sufficient for the conduct of its business as currently conducted by the Company and its Subsidiaries and as currently proposed to be conducted by the Company and any Subsidiary) to all such Third Party Intellectual Property Rights.

(u) The Company and its Subsidiaries have taken all commercially reasonable steps to protect and preserve the confidentiality of all confidential or non-public information (“Confidential Information”) included in the Company IP Rights. All use, disclosure or appropriation of Confidential Information owned by the Company or any Subsidiary by or to a third party has been pursuant to the terms of a written Contract between the Company or a Subsidiary and such third party. All use, disclosure or appropriation of Confidential Information by the Company and its Subsidiaries not owned by the Company or any Subsidiary has been pursuant to the terms of a written agreement between the Company or such Subsidiary and the owner of such Confidential Information, or is otherwise lawful. All current and former employees and consultants of the Company and its Subsidiaries having access to Confidential Information or proprietary information of any of their respective customers or business partners have executed and delivered to the Company or a Subsidiary an agreement regarding the protection of such Confidential Information or proprietary information (in the case of proprietary information of the Company’s and its Subsidiaries’ customers and business partners, to the extent required by such customers and business partners).

(v) Schedule 4.18(v) lists all software or other material that is distributed as “free software,” “open source software” or under a similar licensing or distribution terms (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla

Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License) (“Open Source Materials”) used by the Company or any Subsidiary in any way, and describes the manner in which such Open Source Materials were used (such description shall include whether (and, if so, how) the Open Source Materials were modified and/or distributed by the Company or any Subsidiary and the Company Product and the name of the file within such Company Product in which such Open Source Materials were used). The “Proprietary Portion” means the code base of the Company Products excluding files listed in Schedule 4.18(v).

(w) The Company is in compliance with the terms and conditions of all licenses for the Open Source Materials. Except as set forth in Schedule 4.18(w), neither the Company nor any Subsidiary has (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Company IP Rights or Company Products; (ii) distributed Open Source Materials in conjunction with any Company IP Rights or Company Products; or (iii) used Open Source Materials, in such a way that, with respect to (i), (ii), or (iii), creates, or purports to create obligations for the Company or such Subsidiary with respect to any Company IP Rights or grant, or purport to grant, to any third party, any rights or immunities under any Company IP Rights (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge).

(x) All Company Products sold, licensed, leased or delivered by the Company or any Subsidiary to customers and all services provided by or through the Company or any Subsidiary to customers on or prior to the Closing Date conform to applicable contractual commitments, express and implied warranties (to the extent not subject to legally effective express exclusions thereof), and conform in all material respects to packaging, advertising and marketing materials and to applicable product or service specifications or documentation. Neither the Company nor any Subsidiary has any liability (and, to the knowledge of the Company and any Subsidiary, there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company or any Subsidiary giving rise to any material liability relating to the foregoing Contracts) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Balance Sheet.

(y) Neither the Company or any Subsidiary nor any other Person then acting on their behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company or any Subsidiary or any Person then acting on their behalf to any Person of any Company Source Code. Schedule 4.18(y) identifies each Contract pursuant to which the Company or any Subsidiary has deposited, or is or may be required to deposit, with an escrow holder or any other Person, any of the Company Source Code, and describes whether the execution of this Agreement or any of the transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Company Source Code.

(z) Neither the Company nor any Subsidiary is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to require or obligate the Company or any Subsidiary to grant or offer to any other Person any license or right to any Company-Owned IP Rights. In addition, if any Company-Owned IP Rights were acquired from a Person other than an employee of or contractor to Company or any

Subsidiary, then such Person is not now nor has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to have required or obligated such Person to grant or offer to any other Person any license or right to such IP Right. Neither the Company nor any Subsidiary has a present obligation (and there is no substantial basis to expect that there will be a future obligation) to grant or offer to any other Person any license or right to any Company-Owned IP Rights by virtue of Company’s or any other Person’s membership in, promotion of, or contributions to any industry standards body or any similar organization.

4.19 Environmental, Health and Safety Matters. The Company, its Subsidiaries, and each of their respective Affiliates are, and have been since January 1, 2010, in compliance in all material respects with all Environmental, Health, and Safety Requirements. None of the Company, any of its Subsidiaries or any of their respective Affiliates has received any written, or to the knowledge of the Company any oral, notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements by the Company or its Subsidiaries, including any investigatory, remedial or corrective obligations, relating to any of them, their current or former facilities or the Leased Real Property arising under Environmental, Health, and Safety Requirements. None of the Company, any of its Subsidiaries or any of their respective Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any Hazardous Materials, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would reasonably be expected to give rise to material liabilities, including any material liability for investigation costs, response costs, remedial costs, corrective action costs, personal injury, property damage, natural resources damages or attorney and consultant fees and costs, pursuant to CERCLA or the Solid Waste Disposal Act, as amended, or any other Environmental, Health, and Safety Requirements.

4.20 Employee Benefit Plans; ERISA.

(a) Schedule 4.20(a) lists each “employee benefit plan” as defined in Section 3(3) of ERISA, and each other plan, program, or arrangement that provides compensation or employment (or service) related benefits to any employee, former employee, or independent contractor of the Company or any of its Subsidiaries, that is sponsored, maintained or contributed to or required to be contributed to by the Company, any of its Subsidiaries, or any ERISA Affiliate, or with respect to which the Company has or may have any material liability (each, a “Plan”). Each Plan that is sponsored or maintained by the Company is set forth in Schedule 4.20(a)(i). Each Plan that sponsored or maintained by one of the Company’s Subsidiaries or is a Foreign Plan is set forth in Schedule 4.20(a)(ii). The Company has delivered to the Buyer true, correct and complete copies of the following with respect to each Plan: (i) all plan documents, including summary plan descriptions, and written descriptions of any unwritten Plan; (ii) if applicable, Forms 5500, and all attachments thereto, for the past three years; and (iii) the latest IRS opinion, advisory, or determination letter issued with respect to each Plan intended to be qualified under Section 401(a) of the Code.

(b) Neither the Company nor any ERISA Affiliate has ever sponsored, maintained, contributed to or had any obligation to contribute to a plan or arrangement that is: (i) subject to Title IV of ERISA; (ii) a multiemployer plan within the meaning of Section 3(37) of ERISA; (iii) a “multiple employer plan” (within the meaning of ERISA or the Code); or (iv) maintained in connection with any trust described in Section 501(c)(9) of the Code. No Plan that is a health or welfare benefit plan is self-insured, other than any reimbursement account included in a Plan intended to qualify under Section 125 or 132(f) of the Code. No Plan provides post-termination health or welfare benefits other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code (“COBRA”) or similar state Law.

(c) Each Plan has been maintained, funded, and administered in all material respects in accordance with its terms. The Company, its ERISA Affiliates and the Plans are and have at all times been in compliance in all material respects with the Code, ERISA and other applicable Law. No prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Plan. No act or omission has occurred and no condition exists with respect to any Plan that could reasonably be expected to subject the Company or any ERISA Affiliate to any fine, penalty, tax or liability of any kind imposed under ERISA, the Code or other applicable Law. All contributions required to be made by the Company or any ERISA Affiliate to the Plans, under their terms or applicable Laws, have been made on or before their due date and a reasonable amount has been accrued on the books of the Company for any material unpaid contributions, and funding obligations to, each Plan for the current year.

(d) There are no pending investigations, claims or lawsuits which have been asserted or instituted by or against any Plan, against the assets of any of the trusts under such Plans or by or against a Plan sponsor, a Plan administrator, or any fiduciary of any Plan (other than routine benefit claims), and to the Company’s knowledge, there are no facts which could reasonably be expected to form the basis for any such investigation, claim or lawsuit.

(e) Each Plan intended to qualify under Section 401 of the Code is so qualified, the trust maintained pursuant thereto is exempt from federal income taxation under Section 501 of the Code, and such Plan has received a favorable EGTRRA determination, opinion or advisory letter from the IRS covering all tax-qualification provisions that are required to be stated in such Plan as of the Closing Date (or such Plan is within the applicable remedial amendment period for making any required changes and obtaining any such letter). No act or omission has occurred with respect to any such Plan which could cause the loss of such qualification or exemption, increase the cost of any such Plan, or result in the imposition on the Company or any ERISA Affiliate of any material liability, Lien, penalty, or tax under ERISA, the Code, or other applicable Law.

(f) Each Plan can be amended, terminated or otherwise discontinued at any time in accordance with its terms without participant consent or liability on the part of the Company or any ERISA Affiliate other than ordinary administrative expenses, accelerated vesting of non-vested accrued benefits as required by Law with respect to the Company’s 401(k) Plan, and the payment of any accrued benefits. Except as disclosed in Schedule 4.20(f), neither the Company nor any Subsidiary has announced or otherwise made a commitment to create any bonus or severance plan or program or any other employee benefit plan for any employee.

(g) Schedule 4.20(g) lists each compensation plan, agreement, or arrangement sponsored or maintained by the Company or any ERISA Affiliate at any time that is or was subject to Section 409A of the Code (each, an “Arrangement”). Each Arrangement complies with Section 409A of the Code and the applicable guidance thereunder (“Section 409A”) as to form and has been operated and maintained in compliance with the applicable requirements of Section 409A. Neither the Company nor any ERISA Affiliate has any obligation to indemnify or hold harmless any individual for any liability that may result from the failure of an Arrangement to comply with the requirements of Section 409A.

(h) No Plan contains any provision which could prohibit the transactions contemplated by this Agreement. The execution of this Agreement and the consummation of the transactions contemplated hereby will not constitute a triggering event under any Plan or other arrangement, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment, acceleration, vesting or increase in benefits to any Person, except for accelerated vesting and payment of accrued benefits upon any termination of a Plan intended to be qualified under Section 401(a) of the Code. No payment or benefit under any Plan or other compensatory arrangement may result in the payment or provision of any “parachute payment,” as defined in Section 280G of the Code, that would be nondeductible under Section 280G of the Code.

(i) The Company has no liability (whether actual, contingent, with respect to any of its assets or otherwise) with respect to any employee benefit plan or arrangement maintained by any entity that was an ERISA Affiliate before the date of this Agreement.

(j) None of the Plans is a Foreign Plan.

4.21 Interests in Counterparties and Others. Except as disclosed on Schedule 4.21, no officer or director of the Company or any of its Subsidiaries or any of their respective Affiliates possesses, directly or indirectly, any ownership or pecuniary interest in, or is a trustee, director, manager, officer, Affiliate, or employee of, any Person that is a seller to, or supplier, lessor, lessee, licensor, or competitor of the Company or any of its Subsidiaries, including any counterparty to any Contract required to be listed on Schedule 4.11(a) or Schedule 4.12. No officer or director of the Company or any of its Subsidiaries or their Affiliates has directly or indirectly offered or solicited any significant payment or other benefit that Company considers or reasonably should consider to be improper in order to promote sales or help, procure, or maintain good relations with any seller to, or supplier, lessor, lessee, licensor, competitor, or potential competitor of the Company or any of its Subsidiaries, including any counterparty to any Contract required to be listed on Schedule 4.11(a) or Schedule 4.12.

4.22 Employees and Contractors.

(a) Schedule 4.22(a) lists the following information for each employee of the Company and each of its Subsidiaries, including each employee on leave of absence or temporary layoff status: employer, name, job title, date of hire, date of commencement of employment, exempt/nonexempt status, dates of leave of absence or layoff status and anticipated date for return to work, rate of compensation, bonus and/or commission arrangement, severance arrangement, vacation, sick time, and personal leave accrued as of the Balance Sheet Date, and service credited for purposes of vesting and eligibility to participate under any Plan.

(b) Schedule 4.22(b) sets forth a true, correct and complete list of all severance Contracts and employment Contracts to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries is bound. Neither the Company nor any of its Subsidiaries has any obligation to pay any amount or provide any benefit to any former employee or officer, other than obligations (i) for which the Company has established a reserve for such amount on the Company Balance Sheet, and (ii) pursuant to Contracts entered into after the Balance Sheet Date. Except as otherwise set forth on Schedule 4.22(b), all of the employees of the Company and its Subsidiaries are employed at-will with no entitlement to notice or severance upon termination.

(c) Schedule 4.22(c) lists the following information for every independent contractor, consultant, or sales agent of the Company and its Subsidiaries during the past three years: name, responsibilities, date of engagement, compensation, date of engagement termination if applicable. All Persons who have performed services for the Company or its Subsidiaries as an independent contractor, consultant, or sales agent have, at all times while providing such services, been properly classified and qualified as an independent contractor in relation to the Company and its Subsidiaries for purposes of all applicable Laws, including those relating to Taxes, insurance, and employee benefits, and the Company has fully and accurately reported their compensation on IRS Forms 1099 or other applicable Tax forms for independent contractors when required to do so.

(d) Except as set forth in Schedule 4.22(d), to the knowledge of the Company, (i) no director, officer, or other key employee of the Company or any of its Subsidiaries intends to terminate such Person’s employment with the Company or its Subsidiaries, and (ii) no independent contractor, consultant, or sales agent intends to terminate such Person’s arrangement with the Company or its Subsidiaries. To the knowledge of the Company, no director, officer, employee, agent, consultant, or independent contractor of the Company or its Subsidiaries is bound by any Contract or subject to any Order that purports to limit the ability of such director, officer, employee, agent, consultant, or independent contractor (A) to engage in or continue or perform any conduct, activity, duties, or practice relating to the business of the Company or its Subsidiaries or (B) to assign to the Company or its Subsidiaries any rights to any invention, improvement, or discovery. No former or current employee of the Company or its Subsidiaries is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or could affect the ability of the Company or its Subsidiaries to continue to conduct its business as conducted.

(e) Except as disclosed on Schedule 4.22(e), (i) the Company and each of its Subsidiaries is and has been in material compliance with all Laws respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of employees as exempt or nonexempt and the proper classification of workers as independent contractors and consultants), wage and hour laws, including but not limited to the Fair Labor Standard Act, the California Labor Code and the applicable state and federal statutes, occupational safety and health and employment practices, and immigration, including the Immigration Reform and Control Act. All employees classified as exempt from state and federal overtime and meal and rest period laws are properly classified as exempt under applicable law. The Company and each of its Subsidiaries have withheld or caused to be withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments to employees; and are not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing. The Company and each of its Subsidiaries have paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to or on behalf of such employees, independent contractors and consultants. Neither the Company nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice). There are no pending claims against the Company or any of its Subsidiaries under any workers compensation plan or policy or for long term disability.

(f) (i) Neither the Company or any of its Subsidiaries (A) has any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except as disclosed in Schedule 4.22(f) or (B) has engaged, now or in the past, in any unfair labor practice, (ii) no unfair labor practice complaint against Company or any of its Subsidiaries is pending before the National Labor Relations Board or any similar Regulatory Authority in any other country, (iii) there is no labor strike, dispute, slowdown, or stoppage pending or, to the knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries, (iv) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement and no collective bargaining agreement is currently being negotiated by Company or any of its Subsidiaries, alone or together, (v) neither Company nor any of its Subsidiaries has breached a collective bargaining agreement, (vi) to the knowledge of the Company, no representation question exists respecting employees of the Company or any of its Subsidiaries and (vii) except as specifically disclosed on Schedule 4.22(f)(vii), no claim or controversy in respect of the employment of any employee of the Company or any of its Subsidiaries has been asserted and is currently pending or, to the knowledge of the Company, threatened, against Company or any of its Subsidiaries.

(g) All employees, agents, and contractors of the Company and each of its Subsidiaries are legally authorized to work in the United States (or, for employees working outside the United States, in their jurisdictions of employment) because (in the United States) of their status as United States citizens, legal permanent residents, or by virtue of possessing a visa under Law relating to immigration control which visa allows for such employee to work in the United States, or (in or outside the United States) compliant with applicable Law. The Company and its Subsidiaries have properly completed all reporting and verification requirements pursuant to Law relating to immigration control for all of its employees, agents and contractors, including where applicable the Form I-9 or similar form outside the United States. The Company has retained for each current employee the Form I-9 or similar form throughout such employee’s period of employment with Company and has retained a Form I-9 or similar form for each former employee of Company for a period of one (1) year from the date of termination of such employee or three (3) years from the date of hire, whichever is later. Neither the Company nor any of its Subsidiaries has received any notice from any Governmental Authority that Company or any of its Subsidiaries is in violation of any Law pertaining to immigration control or that any current, former employee, agent or contractor of Company is or was not legally authorized to be employed in the United States or other location in which he or she was engaged or is or was using an invalid social security number and there is no pending, or to the Company’s knowledge threatened, charge or complaint under the Immigration Reform and Control Act against the Company.

(h) The Company and each of its Subsidiaries are in compliance in all respects with the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”), or any similar state or local law. In the past two years, (i) neither the Company nor any of its Subsidiaries has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of their businesses; (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries; and (iii) neither the Company nor any of its Subsidiaries has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation. Neither the Company nor any of its Subsidiaries have caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the 90 day period prior to the date hereof. All costs and expenses related in any way to the termination of employment (for any reason or no reason, and whether initiated by the Company, one of its Subsidiaries or the employee) of any employee of the Company or one of its Subsidiaries prior to the Closing, whether such costs and expenses have been incurred or are to be incurred in the future, shall be (except to the extent paid and discharged prior to the Closing Date) reflected in full as Liabilities on the Balance Sheet.

(i) None of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or any termination of employment or service as a consequence thereof will, individually or together with the occurrence of some other event (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Person, other than payments in respect of Options and/or Warrant terminations that are taken into account in the calculation of the Estimated Closing Date Working Capital Adjustment, (ii) materially increase or otherwise enhance any benefits otherwise payable by the Company or any of its Subsidiaries, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) materially increase the amount of compensation due to any Person, or (v) result in the forgiveness in whole or in part of any material outstanding loans made by the Company or any of its Subsidiaries to any Person.

4.23 Workers’ Compensation/OSHA.

(a) The Company has provided Buyer with all inspection reports issued under either OSHA or any other occupational health and safety legislation. Except as disclosed on Schedule 4.23(a), there are no outstanding inspection orders or any pending or, to the knowledge of the Company, threatened charges under OSHA or any other applicable occupational health and safety legislation. Except as disclosed on Schedule 4.23(a), there have been no fatal or OSHA reportable accidents that could lead to charges under OSHA or any other applicable occupational health and safety legislation. Except as disclosed on Schedule 4.23(a), the Company and each of its Subsidiaries have complied in all material respects with any Orders issued to it under OSHA or any other applicable occupational health and safety legislation and there are no appeals of any Orders that are currently outstanding.

(b) Except as disclosed on Schedule 4.23(b), there is not pending against Company or any of its Subsidiaries any workers’ compensation claims, and, to the knowledge of the Company, there are no facts that would reasonably be expected to give rise to such a claim or complaint. Except as disclosed on Schedule 4.23(b), neither the Company nor any of its Subsidiaries has received any notice of a citation, penalty, or assessment from any agency with responsibility for workers’ compensation or occupational safety and health.

4.24 No Indebtedness. Except as disclosed on Schedule 4.24, as of, and after giving effect to, the Closing, neither Company nor any of its Subsidiaries will have any Indebtedness.

4.25 Customers and Suppliers.

(a) Schedule 4.25(a) sets forth a list of all customers that have made payments to the Company in excess of $50,000 and the ten (10) largest suppliers of the Company and each of its Subsidiaries, taken together, as measured by the dollar amount of payments or purchases therefrom, in each case during each of the fiscal years ended December 31, 2010 and December 31, 2011 and the eleven months ended November 30, 2012, showing the approximate total payments to Company and each of its Subsidiaries by each such customer and the approximate total purchases by Company and each of its Subsidiaries from each such supplier during such period.

(b) Since December 31, 2011, no customer or supplier listed on Schedule 4.25(a) has terminated its relationship with the Company or any of its Subsidiaries or materially changed the pricing or other terms of its business with the Company or any of its Subsidiaries and no customer or supplier listed on Schedule 4.25(a) has notified Company or any of its Subsidiaries that it intends to terminate or materially change the pricing or other terms of its business with the Company or any of its Subsidiaries, except as disclosed in Schedule 4.25(b).

(c) The relationships of the Company with its suppliers and customers, are, in the good faith opinion of the Company, good commercial working relationships. Except as disclosed on Schedule 4.25(c), none of the Company’s suppliers or customers has canceled, terminated, or otherwise materially altered or notified Company, of any intention or otherwise threatened to cancel, terminate, or materially alter its relationship with the Company effective prior to, as of, or within one year after, the Closing. There has not been, and the Company has no reasonable basis to expect that there will be, any change in relations with suppliers or customers, as a result of the transactions contemplated by this Agreement or the Ancillary Agreements. There is not any present condition or state of facts or circumstances related to the Company’s customers and suppliers that would reasonably be expected to prevent the Business from being carried on after the Closing Date in the same manner as it is presently being carried on.

4.26 Warranties. Except as disclosed on Schedule 4.26, there is no currently pending claim for product liability, warranty or other claims by any third party (whether based on contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from: (a) services rendered by the Company or any of its Subsidiaries during periods through and including the Closing Date, or (b) the operation of the Business during the period through and including the Closing Date. All services rendered by the Company and each of its Subsidiaries in connection with the Business have been in conformity with all applicable contractual commitments and all express and implied warranties, and neither Company nor any of its Subsidiaries has any liability (and the Company has no knowledge of any basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand giving rise to any liability) for Damages in connection therewith, except as disclosed on Schedule 4.26. No services provided by the Company or any of its Subsidiaries in connection with the Business are subject to any guaranty, warranty, or other indemnity beyond the Company’s standard terms and conditions of sale set forth on Schedule 4.26.

4.27 Absence of Certain Business Practices. Except as disclosed on Schedule 4.27, neither the Company, nor any of its Subsidiaries nor any officer, director, employee, independent contractor of the Company or any of its Subsidiaries, nor any Person acting on behalf of the Company or any of its Subsidiaries, has (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances, or any other economic benefits, regardless of their nature or type, from any customer, governmental employee or other Person with whom the Company or any of its Subsidiaries has done business directly or indirectly, or (b) directly or indirectly, given or agreed to give any gift or similar benefit to any customer, governmental employee or other Person who is or may be in a position to help or hinder the Company or any of its Subsidiaries (or assist the Company in connection with any actual or proposed transaction) which, in the case of either clause (a) or clause (b) above, would reasonably be expected to subject the Company or any of its Subsidiaries to any damage or penalty in any civil, criminal, or governmental litigation. Neither the Company, nor any of its Subsidiaries nor any officer, director, employee, independent contractor of the Company or any of its Subsidiaries, nor any Person acting on behalf of the Company or any of its Subsidiaries has used any funds for unlawful contributions, gifts, entertainment, or other expenses relating to political activity or otherwise, or has made any direct or indirect unlawful payment to governmental officials or employees from the Company’s or any of its Subsidiaries’ funds or been reimbursed from Company’s or any of its Subsidiaries’ funds for any such payment, or is aware that any other Person associated with or acting on behalf of Company or any of its Subsidiaries has engaged in any such activities.

4.28 Anti-Bribery. None of the Company and its Subsidiaries has and, to the knowledge of the Company, no agent, employee or other Person associated with or acting on behalf of the Company or its Subsidiaries has, directly or indirectly: (i) made any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity and related in any way to the Business; (ii) made or offered any payment or transfer of anything of value to any foreign or domestic government official or employee of any public international organization, or official or employee of any government-owned enterprise or institution (including any government hospitals or academic institutions) to obtain or retain business, induce the official or employee to do or omit to do anything in violation of a lawful duty, or secure an improper advantage; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-corruption statute; (iv) established or maintained any unlawful fund of corporate monies or other properties; or (v) made or proposed to make any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature, including to healthcare providers or those employed by any governmental institutions.

4.29 Finders’ Fees. Except as disclosed on Schedule 4.29, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company, or any of its Affiliates, who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements. All amounts disclosed on Schedule 4.29 shall be paid by the Stockholders out of the Merger Consideration.

4.30 Full Disclosure. The representations and warranties of the Company contained in this Agreement and the Ancillary Agreements do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. The Company has not has made any representations or statements that were misleading or inaccurate in any material respect or has withheld from or failed to disclose to Buyer any data, documents, or other information that could reasonably be expected to affect the Company’s ability to perform its obligations under this Agreement and the Ancillary Agreements, or the Company’s ability to conduct the Business in the Ordinary Course.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL STOCKHOLDERS

Each Principal Stockholder severally, and not jointly, represents and warrants solely as to himself, herself or itself, as the case may be, to the Buyer and Merger Sub as follows:

5.1 Authority. Such Principal Stockholder’s execution, delivery, and performance of this Agreement and the Ancillary Agreements to which it is, as contemplated by this Agreement, to become a party, and the consummation of the transactions contemplated hereby and thereby, are within its capacity, power and authority and have been duly authorized by all necessary third party action. As of the Closing, such Principal Stockholder will have all requisite capacity, power and authority, and will take all action necessary to execute and deliver each Ancillary Agreement to which it is, as contemplated by this Agreement, to become a party and to consummate the transactions contemplated by this Agreement and each Ancillary Agreement to which it is, as contemplated by this Agreement, to become a party. This Agreement has been, and as of the Closing each of the Ancillary Agreements to which such Principal Stockholder is, as contemplated by this Agreement, to become a party will be, duly executed and delivered by such Principal Stockholder. This Agreement constitutes, and as of the Closing each of the Ancillary Agreements to which such Principal Stockholder is, as contemplated by this Agreement, to become a party will constitute, a legal, valid and binding agreement of such Principal Stockholder, enforceable against it in accordance with its and their respective terms, subject to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunction relief and other equitable remedies.

5.2 Governmental Authorization. None of (a) the execution, delivery and performance by such Principal Stockholder of this Agreement or (b) the execution, delivery, and performance by such Principal Stockholder of each of the Ancillary Agreements to which it is, as contemplated by this Agreement, to become a party, requires or will require any action by or in respect of, or filing with, any Governmental Authority.

5.3 Non-Contravention; Consents; Restrictive Documents. The execution, delivery, and performance by such Principal Stockholder of this Agreement and each Ancillary Agreement to which Principal Stockholder is a party will not (a) violate the organizational or governing documents of Principal Stockholder, if any, (b) violate any applicable Law or Order or (c) require any filing with or permit, consent, or approval of, or the giving of any notice to, any court or other Person, except in the case of clauses (b) and (c) for such filings, permits, consents, approvals, or notices and violations that, individually or in the aggregate would not reasonably be expected to materially and adversely affect the Principal Stockholder’s right or ability to consummate the transactions contemplated by this Agreement or to otherwise perform its obligations under this Agreement or any of the Ancillary Agreements to which it is, as contemplated by this Agreement, to become a party.

5.4 Shares of Capital Stock. Such Principal Stockholder is the record and beneficial owner of the shares of Capital Stock set forth opposite its name on Schedule 4.5(a) and has good and valid title to such shares, free and clear of any Liens. Such shares are not subject to any voting trust agreement or other contract, commitment, agreement or arrangement restricting or otherwise relating to the voting, dividend rights or disposition of such shares that will remain in effect after the Effective Time.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES AS TO THE BUYER AND MERGER SUB

Each of Buyer and Merger Sub represents and warrants to the Company as follows:

6.1 Organization and Existence. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

6.2 Authorization; Enforceability. Each of Buyer and Merger Sub has the requisite corporate power and authority to execute, deliver, and perform its obligations under this Agreement and each of the Ancillary Agreements to which it is, as contemplated by this Agreement, to become a party. This Agreement has been duly authorized, executed and delivered by the Buyer and Merger Sub and constitutes, and each of the Ancillary Agreements to which each of them is, as contemplated by this Agreement, to become a party, when executed, will be duly authorized, executed, and delivered by the Buyer and Merger Sub and will constitute, a valid and binding agreement of the Buyer or Merger Sub, enforceable against the Buyer or Merger Sub, as applicable in accordance with their respective terms, subject to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunction relief and other equitable remedies.

6.3 Non-Contravention. The execution, delivery, and performance by the Buyer and Merger Sub of this Agreement and each Ancillary Agreement to which the Buyer or Merger Sub is a party will not (a) violate the organizational or governing documents of Buyer or Merger Sub, (b) violate any applicable Law or Order or (c) require any filing with or permit, consent, or approval of, or the giving of any notice to, any court or other Person, except in the case of clauses (b) and (c) for such filings, permits, consents, approvals, or notices and violations that, individually or in the aggregate would not reasonably be expected to materially and adversely affect the Buyer’s or Merger Sub’s right or ability to consummate the transactions contemplated by this Agreement or to otherwise perform its obligations under this Agreement or any of the Ancillary Agreements to which it is, as contemplated by this Agreement, to become a party.

6.4 Available Funds. Subject to the consummation of the transactions contemplated by the Wells Fargo Credit Agreement, Buyer and Merger Sub will have as of the Closing and the Effective Time, sufficient cash (or the ability to draw funds down under any then-existing credit facilities) to pay any and all amounts to be paid by Buyer or Merger Sub at the Closing on the terms and conditions contained in this Agreement, and there is no restriction on the use of such cash for such purpose.

6.5 Financial Statements. Buyer has delivered to the Company the Buyer Financial Statements. The Buyer Financial Statements are derived from the books and records (including the general ledgers) of the Company, accurately reflect such books and records (including the general ledgers) and fairly present in all material respects the consolidated financial position of Buyer at the dates thereof and the consolidated results of the operations and cash flows of Buyer for the periods indicated, subject to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, have a Material Adverse Effect). No financial statements of any Person other than Buyer are required by GAAP to be included in the financial statements of Buyer.

6.6 Compliance with Laws; Litigation. Buyer and its Subsidiaries have complied and are currently in compliance in all material respect with all applicable Laws and Orders. Neither Buyer nor any of its Subsidiaries has received, nor does Buyer have knowledge of the issuance or proposed issuance of, any notice by any Governmental Authority of any violation or any alleged violation of any Law or Order. There is no claim, action, suit, injunction, investigation, arbitration, or administrative or other proceeding pending or, to the knowledge of Buyer, threatened against or affecting Buyer or its Subsidiaries, or any of its properties or assets that would reasonably be expected to have a Material Adverse Effect.

ARTICLE VII

CERTAIN COVENANTS

7.1 Conduct of Business of the Company.

(a) During the period from the date of this Agreement through the Closing, except as expressly contemplated or permitted by this Agreement or as approved by Buyer in writing, the Principal Stockholders will cause the Company to, and the Company will conduct its operations only in the Ordinary Course and, without limiting the generality or effect of the foregoing, use its commercially reasonable efforts to: (i) preserve intact its business organization, (ii) keep available the services of its officers and employees, (iii) continue in full force and effect without material modification all Policies, (iv) pay its Indebtedness and trade and other accounts payable punctually when and as the same will become due and payable and perform and observe, in all material respects, its duties and obligations under its Contracts, (v) maintain its relationships and goodwill with suppliers, franchisees, distributors, manufacturers, customers, landlords, employees, agents and others having business relationships with it as it would in the Ordinary Course, and (vi) not take any action that would render any representation or warranty of the Company untrue in any material respect. The Company will confer with Buyer concerning operational matters of a material nature and discuss with Buyer the business, operations, and finances of the Company.

(b) Without limiting the generality or effect of Section 7.1(a), prior to the Closing, the Company will not, without the prior written consent of the Buyer:

(i) amend or modify its governing or organizational documents or those of its Subsidiaries from their form on the date of this Agreement;

(ii) increase the wage, salary or other compensation of, or increase the amount of any bonuses payable to, any director, manager, officer, or employee of the Company or any of its Subsidiaries, or enter into any employment, severance, or similar agreement with any director, manager, officer, or employee of the Company or any of its Subsidiaries, in excess of $25,000 in the aggregate; provided, however, that nothing in this Section 7.1 shall restrict the Company’s ability to declare and accrue year-end bonuses to managers, officers, or employees of the Company or any of its Subsidiaries, which bonuses are either paid prior to the Closing or are accrued prior to Closing and reflected as liabilities in the calculation of the Closing Date Working Capital Adjustment;

(iii) adopt, amend, or materially increase any benefits under any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other Plan or policy;

(iv) amend or terminate any Contract listed, or required to be listed, on Schedule 4.11(a) or enter into any other Contract or commitment that would have been required to be listed on Schedule 4.11(a) other than in the Ordinary Course;

(v) incur, assume, or guarantee any Indebtedness in excess of $25,000 in the aggregate;

(vi) assume any contingent liability, other than in the Ordinary Course;

(vii) enter into or vary any Contract or assume any material liability outside of the Ordinary Course;

(viii) cancel or waive any claim or right of substantial value that, individually or in the aggregate, is material to the Company or amend any term of any Capital Stock or other securities of the Company;

(ix) enter into any derivatives transactions;

(x) set aside or pay any distribution with respect to any Capital Stock;

(xi) repurchase, redeem, or otherwise acquire directly or indirectly, any outstanding Capital Stock or make any payment to or for the benefit of Stockholders or holders of other Capital Stock or any of their Affiliates, except in the event of death, disability or termination of employment of such holder or as disclosed on Schedule 4.11(a);

(xii) make any change in financial accounting methods or practices, except as required by GAAP;

(xiii) make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, change any period of accounting in respect of Taxes, file any material Return outside the ordinary course of business or any amendment to any Return, enter into any closing agreement or similar agreement or arrangement with respect to Taxes, settle any claim or assessment in respect of Taxes, take any action to surrender any right to claim a refund or credit of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(xiv) grant any option or right of pre-emption in respect of any Capital Stock;

(xv) create any Subsidiary;

(xvi) acquire, sell, lease, transfer or otherwise dispose of any material asset or property except in the Ordinary Course;

(xvii) except as expressly permitted under this Agreement (i) write-off as uncollectible any notes or accounts receivable except write-offs in the Ordinary Course charged to reserves, (ii) write-off, write-up, or write-down any other asset of the Company, except as required by GAAP, or (iii) alter the customary time periods for collection of accounts receivable or payments of accounts payable;

(xviii) grant any Lien other than a Permitted Lien;

(xix) pay, discharge, settle, or satisfy any claims, liabilities, or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $25,000, other than the payment, discharge, or satisfaction of (i) liabilities reflected or reserved against on the Balance Sheet, (ii) liabilities incurred since the Balance Sheet Date in the Ordinary Course, or (iii) payment of Indebtedness in accordance with Section 7.8;

(xx) merge or consolidate with any Person;

(xxi) enter into any compromise or settlement of, or take any other action with respect to, any litigation, action, suit, claim, proceeding, or investigation;

(xxii) make any loan, advance, or capital contributions to any Person;

(xxiii) make any investment in any Person in excess of $50,000 in the aggregate;

(xxiv) terminate or close any material facility, business, or operation of the Company;

(xxv) grant or pay any severance or termination pay to any former officer, director, manager, or employee of the Company, except pursuant to agreements set forth on Schedule 4.11(a);

(xxvi) cause or take any other action that would reasonably be expected to have a Material Adverse Effect; or

(xxvii) commit, agree to, or contract to do any of the foregoing.

7.2 No Solicitation of Transactions. From the date of this Agreement until the earlier to occur of the Closing or the date of termination of this Agreement, neither the Company nor any Principal Stockholder shall, nor shall the Company authorize or permit any of its directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives or any of the Stockholders to, (a) directly or indirectly solicit, initiate, or knowingly or intentionally encourage or facilitate, any inquiries, offers or proposals regarding any acquisition of any Capital Stock (including by merger, consolidation or otherwise) or any of the Company’s assets; or (b) enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any Person any information with respect to, assist or participate in any effort or attempt by any Person with respect to, or otherwise knowingly or intentionally cooperate in any way with, any such transaction.

7.3 Notification of Certain Matters. Each of the Company and Buyer shall give prompt notice to the other party of (a) the occurrence, or non-occurrence, of any event which would be likely to cause (i) any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect or (ii) any covenant, condition or agreement of such party contained in this Agreement not to be complied with or satisfied; and (b) any failure of such party, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided that the delivery of any notice pursuant to this Section 7.3 shall not limit or otherwise affect the remedies available to the non-notifying party.

7.4 Required Stockholder Approval. The Company shall promptly (and no more than 4 hours) after the date of this Agreement (the “Delivery Deadline”) and in accordance with applicable Law and the Company’s organizational documents, solicit written consents to obtain their approval and adoption of this Agreement, the Merger and the transactions contemplated by this Agreement. The Company shall ensure that written consents are solicited from the Stockholders in compliance with applicable Law and the Company’s organizational documents, and all other applicable legal requirements. The Company agrees to use its reasonable best efforts to take all action necessary or advisable to secure the necessary votes required by applicable Law and the Company’s organizational documents to effect the Merger. The Board of Directors of the Company shall not alter, modify, change or revoke its unanimous approval of this Agreement, the Merger and the transactions contemplated hereby, including each of the matters set forth in Section 7.4 hereof. Each of the Principal Stockholders shall consent to the Merger and the other transactions contemplated by this Agreement, shall execute and deliver such written consent on the date hereof, and shall not exercise any dissenters’ rights in connection with the Merger.

7.5 Review of the Company. The Company will permit Buyer and its representatives to have, after the date of execution of this Agreement, reasonable access during normal business hours to the premises and to all the books and records of the Company and to cause the officers of the Company to furnish Buyer with such financial and operating data and other information with respect to the Business, properties, assets and liabilities of the Company as Buyer may from time to time reasonably request, provided that such reasonable access shall be provided at reasonable times pursuant to reasonable advance notice and shall not unreasonably interfere with the Company’s operation of the Business.

7.6 Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Company and Buyer will cooperate and use its commercially reasonable efforts to take, or cause to be taken, all appropriate actions (and to make, or cause to be made, all filings necessary, proper or advisable under applicable Laws) to consummate and make effective the transactions contemplated by this Agreement, including their respective commercially reasonable efforts to obtain, prior to the Closing, all licenses, permits, consents, approvals, authorizations, qualifications, and Orders of Governmental Authorities and parties to Contracts, as applicable, as are necessary for the consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the transactions contemplated by this Agreement. Notwithstanding any other provision of this Agreement, in no event will (a) Buyer or any of its Affiliates (including the Company after the Closing) be required to enter into or offer to enter into any divestiture, hold-separate, business limitation, or similar agreement or undertaking in connection with this Agreement or the transactions contemplated by this Agreement or (b) Buyer or the Company be required to make any payment in connection with any consent or approval or condition to Closing set forth in any section of Article IX that is necessary or advisable for Buyer, Merger Sub, the Stockholders or the Company to obtain or satisfy in order to consummate the transactions contemplated by this Agreement.

7.7 Satisfaction and Termination of Equity Arrangements. At or prior to the Closing, the Company will terminate all equity-based compensation plans or agreements listed, or required to be listed, in any of the Schedules attached to this Agreement or referred to in Section 4.20(a).

7.8 Termination of Liens. Except as disclosed on Schedule 7.8, at the Closing (after giving effect to the payments described in Section 3.4(a)(iii)), the Company will not have any outstanding Indebtedness, and the Company will cause all Liens, other than Permitted Liens on or against any assets of the Company or the Capital Stock, or rights securing Indebtedness, to be released prior to or contemporaneously with the Closing, and will provide the Buyer with documentation reasonably satisfactory to the Buyer evidencing such release.

7.9 Termination of Certain Agreements and Similar Arrangements. At or prior to the Closing, the Company will cause any and all voting trusts or agreements, registration rights agreements, pledge agreements, buy-sell agreements, rights of first refusal or preemptive rights, stockholders agreements, proxies or similar agreements, arrangements or understandings to which the Company is a party relating to the Capital Stock to be terminated and will provide Buyer with documentation reasonably satisfactory to Buyer evidencing such termination.

7.10 Benefits. Prior to the Closing Date, by proper resolution of the Company’s or applicable Subsidiary’s Board of Directors, and adoption of plan amendments, if necessary, the Company or applicable Subsidiary will cease all contributions to and discontinue the right of all participants to accrue additional benefits under the Company’s or applicable Subsidiary’s 401(k) plan, and terminate the 401(k) plan, effective no later than one day prior to the Closing Date. The form and substance of such resolutions and amendments will be subject to the reasonable advance review and approval by Buyer’s counsel. The Company or applicable Subsidiary shall take such other actions to terminate Plans before the Closing Date as requested by Buyer.

7.11 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added, and other such similar Taxes and fees, including any penalties and interest imposed on the Buyer or the Company, which are incurred in connection with this Agreement or the transactions contemplated by this Agreement, will be borne and paid by the Company when due, and the Company will, at its own expense, file all necessary Returns and other documentation with respect to all such Taxes (excluding income Taxes) and fees. Any amounts payable under this Section 7.11 shall be paid by the Company prior to or at Closing or shall be accrued as a current liability for purposes of calculating the Working Capital Adjustment.

7.12 Parachute Payments. To the extent that any payments or benefits may not be deductible under Section 280G of the Code, then prior to the Closing Date, the Company shall cause to be delivered to the Buyer evidence satisfactory to the Buyer that (i) such payments and benefits have been approved by stockholders in a manner consistent with Treasury Regulations Section 1.280G-1 to satisfy the stockholder approval exemption provisions thereunder so that all such payments and benefits shall be fully deductible, or (ii) if such payments have not been approved by stockholders in a manner consistent with Treasury Regulations Section 1.280G-1, the excess payments and benefits that would cause any amounts to be nondeductible under Section 280G of the Code have been irrevocably waived by the affected individuals and neither Buyer nor any of its Affiliates will have any liabilities with respect thereto. The Company shall provide to Buyer draft copies of calculations, waivers, stockholder disclosures and approvals for review and comment before distribution to stockholders.

ARTICLE VIII

TAX MATTERS

8.1 Returns for Pre-Closing Tax Periods Due After Closing Date.

(a) Preparation. The Buyer shall cause the Surviving Corporation to prepare and timely file all Returns of the Company that remain due with respect to Pre-Closing Tax Periods. If such Returns include items that could give rise to an indemnifiable obligation under Article X, the Buyer shall provide the Representative with copies of any such Returns to be filed by the Company at least 15 days prior to the due date thereof (giving effect to any extensions thereto) or, if required to be filed within 15 days after the Closing Date, as soon as possible following the Closing Date and sufficiently in advance of filing that the Representative shall have a reasonable opportunity to review and comment on any items on such Returns that could give rise to an indemnifiable obligation under Article X.

(b) Review and Comment Period. If the Representative disputes any items in such Returns that could give rise to an indemnifiable obligation under Article X, then, at least seven (7) days prior to the due date for the filing of such Returns, or as soon as possible after the Representative receives a Return that is due within less than seven (7) days, Representative shall notify the Buyer of the existence of any objection specifying in reasonable detail the nature and basis of such objection (a “Tax Dispute Notice”). If the Representative does not provide comments on such Returns within the seven (7) day period prior to the due date for such Returns, the Buyer shall be entitled to file such Return promptly after the end of that seven (7) day period and, unless the Return was received by the Representative within that seven (7) day period, the Representative shall be deemed to have consented to the amount of any Pre-Closing Tax Period Tax liability shown on such Return.

8.2 Arbitration of Disputes Regarding Returns.

(a) Buyer and the Representative agree to consult and attempt to resolve in good faith any objection contained in a Tax Dispute Notice. If the Representative and the Buyer are unable to resolve any matter raised in the Tax Dispute Notice within 15 days after delivery to the Buyer of the Tax Dispute Notice, (or, if earlier, the due date of such Returns (after giving effect to any extensions thereto), then such disagreement shall be submitted to the Tax Arbitrator for dispute resolution.

(b) The Tax Arbitrator shall be instructed that the Tax Arbitrator may only consider those items and amounts as to which the Buyer and the Representative have disagreed and that in resolving any such dispute the Tax Arbitrator shall adopt the Tax position that is “more likely than not to be sustained,” and shall assume that the matter has already been identified by the appropriate Taxing Authority. The Tax Arbitrator shall be instructed to deliver to the Representative and the Buyer, as promptly as practicable (and in no event more than 30 days) after its appointment, a written report setting forth the resolution of any such disagreement and the reasons for such determination. Each party and its representatives, accountants and other advisors may be present while oral presentations are made to the Tax Arbitrator, and the Representative shall supply the Buyer, and the Buyer shall supply the Representative, with copies of any written representations that are made to the Tax Arbitrator. The fees, expenses and costs of the Tax Arbitrator shall be borne one-half by the Representative (on behalf of the Stockholders) and one-half by the Buyer.

(c) The parties agree that the Returns shall be filed in accordance with the determination of the Tax Arbitrator. Notwithstanding the foregoing, if any Return is due before the Tax Arbitrator renders its decision with respect to such Return, the Return may be filed in accordance with the Buyer’s good faith determination, but the position taken by the Buyer on such Returns shall not, on its own, determine, be deemed to determine, or be deemed to represent the consent of the Representative as to whether a claim for indemnification exists under Article X, nor, if such a claim for indemnification is found to exist, the amount of Damages incurred or sustained by the Indemnified Parties under such a claim, and for purposes of a claim for indemnification under Article X, such dispute as it relates to such Returns shall be resolved in accordance with the determination of the Tax Arbitrator unless there is a subsequent, contrary and final determination of a Taxing Authority.

8.3 Apportionment of Taxes. For purposes of this Agreement, all Taxes and Tax liabilities with respect to the income, assets or activities of the Company that relate to a Taxable year or other Taxable period beginning before and ending after the Closing Date will be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period as follows: (a) in the case of Taxes other than those based upon income, sales, proceeds, profits, receipts, wages, compensation or similar items, on a per diem basis, allocating to the Pre-Closing Tax Period the amount of any such Taxes for the entire Taxable period multiplied by a fraction, the numerator of which is the number of days in the Taxable period up to and including the Closing Date, and the denominator of which is the total number of days in the Taxable period; and (b) in the case of Taxes based upon income, sales, proceeds, profits, receipts, wages, compensation or similar items, the amount attributable to a Pre-Closing Tax Period ending on the Closing Date shall be determined on the basis of a closing of the books as of the close of business on the Closing

Date, except that any deductions attributable to the Company liabilities which, for Tax purposes, are related to the Pre-Closing Tax Period but are not taken into account as the Company’s liabilities for purposes of Closing Date Working Capital, shall not be considered to reduce the amount of any Tax liability for a Pre-Closing Tax Period, but shall instead be allocated to the period beginning after the Closing Date solely for purposes of determining the existence and the amount of indemnifiable Damages hereunder (irrespective of the appropriate Tax reporting treatment, which shall be determined in the sole discretion of the Buyer, except as may be otherwise determined under Section 8.2).

8.4 Cooperation. In connection with the preparation of Returns, audit examinations and any other administrative or judicial proceedings relating to the Tax liabilities imposed on the Company for all Pre-Closing Tax Periods, the Buyer, the Company and the Representative will cooperate fully with each other, including the furnishing of or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Returns, the conduct of audit examinations or the defense of claims by Taxing Authorities as to the imposition of Taxes.

8.5 Tax Proceedings. Buyer shall promptly notify the Representative in writing upon receipt by Buyer or the Company of any written notice of a Tax proceeding that could give rise to a claim for indemnification under Article X. Subject to the foregoing Section 8.4, Buyer shall have the right to control the conduct of any such Tax proceeding. Buyer shall keep the Representative informed of all developments in any such Tax proceeding on a timely basis, shall provide to the Representative copies of any and all correspondence received from the Taxing Authority related to such Tax proceeding and shall provide the Representative with the opportunity to attend conferences, hearings and other meetings with or involving the Taxing Authority, and to review and provide comments with respect to written responses provided to the Taxing Authority with respect to such Tax proceeding. Buyer shall not settle any such Tax proceeding without consulting the Representative. To the extent that control or settlement rights with respect to a Tax proceeding pursuant to this Section 8.5 may overlap with a control or settlement right under Article X, the provisions of this Section 8.5 shall govern such Tax proceeding control or settlement right.

ARTICLE IX

CONDITIONS TO CLOSING

9.1 Conditions of the Obligations of the Buyer. The obligations of the Buyer to consummate the Closing are subject to the satisfaction of the following conditions. Any condition specified in this Section 9.1 may be waived if consented to by the Buyer; provided, however, that no such waiver shall be effective against the Buyer unless it is set forth in writing signed by the Buyer.

(a) Representations, Warranties and Covenants of the Company. (i) Each of the representations and warranties of the Company made in this Agreement shall be true and correct in all material respects (or, if any specific representation or warranty of the Company is expressly qualified by concepts of “materiality” or “Material Adverse Effect,” then such representations and warranties shall be true and correct in all respects) as of the date of this Agreement and as of the Closing (as if made anew at and as of the Closing) (except for representation and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date); (ii) the Company shall have performed and complied in all material respects with all terms, agreements and covenants contained in this Agreement required to be performed or complied with by the Company on or before the Closing Date; and (iii) the Company shall have delivered to the Buyer a certificate dated the Closing Date, confirming the satisfaction of the conditions contained in Sections 9.1(a) (Representations, Warranties and Covenants of the Company), 9.1(c) (No Injunction, Etc.), 9.1(d)

(No Proceedings), 9.1(e) (Required Filings), 9.1(f) (Governmental Approvals), 9.1(g) (Third Party Consents), 9.1(h) (Absence of Litigation) 9.1(i) (No Material Adverse Change) and 9.1(j) (Release of Liens) and such other evidence of compliance with their obligations as Buyer may reasonably request.

(b) Secretary’s Certificate. The Company shall have delivered to the Buyer a certificate from the Secretary of the Company certifying as to the due adoption of resolutions by the Board of Directors and Stockholders of the Company authorizing the execution, delivery, and performance of this Agreement, the Ancillary Agreements, and the consummation of all other transactions contemplated by this Agreement, as determined by Buyer in its reasonable discretion.

(c) No Injunction, Etc. No provision of any applicable Law and no Order or proceeding shall be in effect that shall prohibit or restrict the consummation of the Closing, or that shall impact adversely the operation of the Business.

(d) No Proceedings. No proceeding challenging this Agreement, the Ancillary Agreements or the transactions contemplated by this Agreement or the Ancillary Agreements or seeking to prohibit, alter, prevent, or materially delay the Closing or seeking Damages incident to this Agreement, the Ancillary Agreements or the transactions contemplated by this Agreement or the Ancillary Agreements, shall have been instituted by any Person before any Governmental Authority and be pending.

(e) Required Filings. All actions by or in respect of, or filings by, the Company with any Person required to permit the consummation of the Closing shall have been taken or made.

(f) Governmental Approvals. All of the consents, approvals, authorizations, exemptions, and waivers from Governmental Authorities that shall be required in order to enable the Buyer to consummate the transactions contemplated by this Agreement.

(g) Third Party Consents. All consents, approvals, or waivers, if any, disclosed on any Schedule attached to this Agreement, required under Contracts with customers, suppliers, insurers, landlords and other third parties in connection with a change of control of the Company, or otherwise required in connection with the consummation of the transactions contemplated by this Agreement, are set forth on Schedule 9.1(g) and shall have been received.

(h) Absence of Litigation. There is no material action, suit, investigation, arbitration, or administrative or other proceeding pending or threatened against or affecting Company, or any of its properties or assets.

(i) No Material Adverse Change. No change, event, occurrence, or circumstance shall have occurred or arisen that, individually or when considered together with all other matters, has had or would reasonably be expected to have a Material Adverse Effect.

(j) Release of Liens. All Liens on or against any assets or Capital Stock shall have been released, and the Company shall have provided the Buyer with documentation reasonably satisfactory to the Buyer evidencing such release.

(k) Ancillary Agreements. Each of the Ancillary Agreements shall have been executed and delivered by the Company, the Buyer and any other parties that are, as contemplated by this Agreement, to become a party thereto.

(l) Finders’ Fees. The Company shall have paid all fees or commissions or delivered a release of all further obligations of the Company and its Affiliates signed by Triple Tree, LLC and any other investment banker, broker, finder or other intermediary that is entitled to receive Company Transaction Expenses in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements, which release shall state the amount of Company Transaction Expenses owed and shall be conditioned solely upon such Person’s receipt of such Company Transaction Expenses.

(m) Benefit Plans. The Company or any applicable Subsidiary shall have terminated or amended certain of its Plans, as mutually agreed upon by the Company and Buyer and the Company shall have provided the Buyer with documentation reasonably satisfactory to the Buyer evidencing such terminations or amendments.

(n) Good Standing Certificates. The Company shall have delivered to the Buyer a certificate of good standing for the Company from the Secretary of State of the States of California and Delaware, as of a date within 5 days of the Closing Date. The Company shall have delivered good standing certificates for each of the Company’s Subsidiaries in their respective jurisdictions of organization, as of a date within 10 days of the Closing Date.

(o) FIRPTA Certificate. At least one of the Principal Stockholders will request, and the Company shall provide to the requesting Principal Stockholder and to the Buyer in response to such request, on or prior to the Closing Date, a certificate in accordance with Treasury Regulations Section 1.1445-2(c)(3) promulgated under the Code certifying that the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code in a form that is consistent with Treasury Regulations Section 1.897-2(h), acceptable for filing with the IRS and in such form as is reasonably acceptable to the Buyer.

(p) Resignations. The Company shall have delivered evidence of the resignation of the Company’s and each of its Subsidiaries’ Board of Directors and officers effective as of the Closing.

(q) Other Deliveries. The Company shall have delivered such other usual and customary documents, instruments, and certificates as the Buyer may reasonably request.

(r) Execution of Credit Agreement. On terms that are acceptable to it, Buyer shall have entered into the Wells Fargo Credit Agreement in order to provide sufficient funds to consummate the transactions contemplated by this Agreement (and to pay any related transaction costs), and to provide Buyer with working capital in an amount reasonably satisfactory to Buyer.

9.2 Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing are subject to the satisfaction of the following conditions. Any condition specified in this Section 9.2 may be waived if consented to by the Representative on behalf of the Company; provided, however, that no such waiver shall be effective against the Representative unless such waiver is set forth in writing signed by the Representative.

(a) Representations, Warranties, and Covenants of the Buyer. (a) Each of the representations and warranties of the Buyer made in this Agreement shall be true and correct in all material respects (or, if any specific representation or warranty of the Buyer is expressly qualified by concepts of “materiality” or “Material Adverse Effect,” then such representations and warranties shall be true and correct in all respects) as of the date of this Agreement and as of the Closing (as if made anew at and as of the Closing); and (b) the Buyer shall have performed and complied with all terms, agreements and covenants contained in this Agreement required to be performed or complied with by the Buyer on or before the Closing Date.

(b) No Injunction, Etc. No provision of any applicable Law and no Order shall be in effect with respect to the Buyer that shall prohibit the consummation of the Closing.

(c) Ancillary Agreements. Each of the Ancillary Agreements to which the Buyer is a party shall have been executed and delivered by the Buyer or its designee.

(d) Required Filings. All actions by or in respect of, or filings by, the Buyer required to be made or done to permit the consummation of the Closing shall have been taken or made.

(e) Governmental Approvals. All of the consents, approvals, authorizations, exemptions, and waivers from Governmental Authorities that shall be required in order to enable the Company to consummate the transactions contemplated by this Agreement.

(f) No Proceedings. No proceeding challenging this Agreement, the Ancillary Agreements or the transactions contemplated by this Agreement or the Ancillary Agreements or seeking to prohibit, alter, prevent, or materially delay the Closing or seeking Damages incident to this Agreement, the Ancillary Agreements or the transactions contemplated by this Agreement or the Ancillary Agreements, shall have been instituted by any Person before any Governmental Authority and be pending.

(g) Subordinated Note Guaranty. The Subordinated Note Guaranty shall have been executed and delivered by the Guarantors (as such term is defined in the Subordinated Note Guaranty).

(h) Other Deliveries. Buyer and Merger Sub shall have delivered such other usual and customary documents, instruments, and certificates as the Company may reasonably request.

ARTICLE X

SURVIVAL; INDEMNIFICATION

10.1 Survival. The representations and warranties of the Parties contained in this Agreement or in any certificates or other writing delivered pursuant to this Agreement or in connection herewith will survive the Closing for eighteen (18) months thereafter; provided, however, that (a) the Special Representations shall survive the Closing for three (3) years thereafter, (b) the SOL Representations shall survive the Closing until 60 days past the expiration of the statute of limitations applicable to matters covered thereby (after giving effect to any waiver or extension thereof granted by the applicable Party or the pendency of any litigation or dispute resolution process), and (c) the representations and warranties and certifications contained in the certificates delivered pursuant to Section 9.1(a) shall survive for the same duration that the representations and warranties to which they are applicable survive. Notwithstanding the preceding sentence, the indemnification obligations with respect to any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity has been given to the Party against whom such indemnification may be sought prior to such time. Subject to any applicable statutes of limitations, all covenants and agreements of the parties contained in this Agreement will survive the Closing indefinitely.

10.2 Indemnification.

(a) The Stockholders shall, jointly and severally, indemnify, defend, and hold harmless the Company, each of its Subsidiaries and the Buyer and their respective officers, shareholders, directors, employees and Affiliates (the “Indemnified Parties”) against any and all liabilities, damages, losses (including diminution in value of the Company or its Subsidiaries or the Indemnified Parties’ interests in the Company or its Subsidiaries), costs and expenses (including reasonable attorneys’ and consultants’ fees and expenses) (“Damages”), incurred or suffered by the Indemnified Parties as a result of, relating to or arising out of, (i) any failure of any representation or warranty made by the Company in this Agreement or any of the closing certificates delivered pursuant to Section 9.1(a) of this Agreement to be true and correct as of the Closing (as if made anew at the Closing), (ii) any breach of any covenant or agreement of the Company in this Agreement; (iii) any exercise of any dissenters’ rights; (iv) any Company Transaction Expenses not paid at Closing or accrued as a liability in Closing Date Working Capital Adjustment; (v) any liability for Taxes of the Company or any of its Subsidiaries attributable to a Pre-Closing Tax Period, including any of the matters disclosed on Schedule 4.9; (vi) the matter involving Walgreen’s disclosed on Schedule 4.13; (vii) the matters disclosed on Schedule 4.14; (viii) the matters disclosed on Schedule 4.23(b); and (ix) unbillable costs in excess of $200,000 incurred during the remaining contract term to provide protected feature enhancement pursuant to the Buck Marketing Agreement.

(b) In no event shall the Indemnified Parties be entitled to recover any Damages pursuant to Section 10.2(a)(i) until aggregate Damages as a result of all claims successfully made pursuant to Section 10.2(a)(i) exceed $300,000 (the “Tipping Basket”), at which point the Indemnified Parties shall be entitled to recover for all Damages without regard to the Tipping Basket; provided, that such limitation shall not apply to claims related to or arising from the Special Representations, the SOL Representations or fraudulent, knowing, willful or intentional breaches or conduct, for which, in each case, the Stockholders shall be liable for all Damages and such Damages shall not count against the Tipping Basket. The Stockholders’ aggregate liability pursuant to Section 10.2(a)(i) shall not exceed $3,000,000 for all breaches of representations and warranties other than (i) the Special Representations, the SOL Representations or any of the closing certificates delivered pursuant to Section 9.1(a) as they relate to such representations, and (ii) fraudulent, knowing, willful or intentional breaches or conduct. If any Indemnified Party is entitled to receive any amount from the Stockholders under Article X, then the Indemnified Party shall first seek recovery from the Escrow Deposit and then the Earn-Out Payments, if any, for, and shall retain from the Escrow Deposit and the Earn-Out Payments, if any, as much of such amount as is available and not subject to other pending claims. To the extent the Escrow Deposit and the Earn-Out Payments are insufficient to satisfy an indemnification obligation owed to an Indemnified Party, then the Stockholders shall be obligated to pay severally and by wire transfer of immediately available funds to an account designated by the Buyer, such Stockholders’ respective Pro Rata Share of any remaining indemnification obligation owed under Article X; provided, however, that in no event shall the aggregate amount of any Stockholders’ out-of-pocket indemnification obligations exceed the aggregate amount of cash Merger Consideration actually distributed to and received by such Stockholder.

(c) Each Principal Stockholder, severally and not jointly, shall indemnify and hold harmless the Indemnified Parties from and against any and all Damages incurred by the Indemnified Parties resulting from or arising out of any breach of, or any inaccuracy in, any representation or warranty made by such Principal Stockholder in Article V or any breach or default in performance by such Principal Stockholder of any of its covenants or obligations set forth in this Agreement required to be performed by or complied with on or prior to the Closing Date.

(d) By approval of this Agreement, the Stockholders (a) expressly waive any rights of indemnification against the Company or its Subsidiaries for acts, circumstances, and events that give rise to indemnification obligations of any Stockholder arising under this Section 10.2, and (b) agree and acknowledge that no Stockholder will have any right of contribution from, or right of subrogation against, the Company or its Subsidiaries in the event it is required to take, or refrain from taking, any action, whether by the payment of money or otherwise, as a result of this Section 10.2.

(e) Notwithstanding anything to the contrary contained in this Agreement, for purposes of determining the amount of any Damages that are the subject matter of a claim for indemnification for the breach of a representation or warranty hereunder (but not for purposes of determining whether there has been a breach of any representation or warranty herein), an amount of $10,000 shall be the materiality standard for all purposes and, therefore, each representation and warranty contained in this Agreement shall be read without regard and without giving effect to any materiality or material adverse effect or like standard or qualification contained in such representation or warranty.

(f) The rights of any Indemnified Party to recover any amounts pursuant to this Article X shall be the sole and exclusive remedy of the Indemnified Parties for any breaches of any representation and warranty provision of the Agreement, any Ancillary Agreement or any certificate or other documents delivered hereunder or any claim against the Stockholders related to the transactions contemplated hereby or thereby, except for liabilities arising out of or based on fraudulent, knowing, willful or intentional breaches or conduct and for equitable remedies.

10.3 Procedures.

(a) If an Indemnified Party receives notice of the assertion or commencement of any Third Party Claim against such Indemnified Party with respect to which the Person against whom or which such indemnification is being sought (an “Indemnifying Party”) is obligated to provide indemnification under this Agreement, the Indemnified Party will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after receipt of such written notice of such Third Party Claim. Such notice by the Indemnified Party will describe the Third Party Claim in reasonable detail, will include copies of all available material written evidence thereof, and will indicate the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the Indemnified Party. The Indemnifying Party will have the right to participate in, or, by giving written notice to the Indemnified Party, to assume the defense of, any Third Party Claim at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel (reasonably satisfactory to the Indemnified Party), and the Indemnified Party will cooperate in good faith in such defense.

(b) If, within 30 days after receiving notice of a Third Party Claim from an Indemnified Party pursuant to Section 10.3(a), an Indemnifying Party delivers written notice to the Indemnified Party that the Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the last sentence of Section 10.3(a), the Indemnifying Party will not be liable for any expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that (i) if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within 30 days after receiving written notice from the Indemnified Party that the Indemnified Party believes the Indemnifying Party has failed to take such steps or if the Indemnifying Party has not undertaken fully to indemnify the Indemnified Party in respect of all Damages relating to the matter, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs and expenses paid or incurred in connection therewith, and (ii) the Indemnified Party may employ separate counsel, and the Indemnifying Party will bear the expenses of such separate counsel, if in the written opinion of counsel to the Indemnified Party use of counsel of the Indemnifying Party’s choice would be expected to give rise to a conflict of interest. Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third Party Claim that would lead to loss, liability, or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder, or which provides for injunctive or other non-monetary relief applicable to the Indemnified Party, or does not include an unconditional release of all Indemnified Parties.

(c) Any claim by an Indemnified Party on account of Damages that does not result from a Third Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail, will include copies of all available material written evidence thereof, and will indicate the estimated amount, if reasonably practicable, of Damages that has been or may be sustained by the Indemnified Party. The Indemnifying Party will have a period of 30 days within which to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party at the Indemnifying Party’s expense pursuant to the terms and subject to the provisions of this Agreement.

(d) A failure to give timely notice or to include any specified information in any notice as provided in this Section 10.3 will not affect the rights or obligations of any Party, except and only to the extent that, as a result of such failure, any Party that was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise prejudiced as a result of such failure.

10.4 Right to Assert Claims. The right to indemnification or other remedy based upon the representations, warranties, covenants and agreements shall not be affected by any investigation (including any environmental investigation or assessment) conducted or any knowledge acquired or capable of being acquired at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with any such representations, warranties, covenants and agreements. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based upon such representations, warranties, covenants and obligations.

10.5 Offset of Loss. Any obligation to pay indemnifiable Damages shall be reduced by an amount equal to any income Tax benefits obtained by such Indemnified Person (or for its benefit) as a result of the event giving rise to such obligation, after taking into account (i) any insurance and other reimbursement benefits described in the preceding paragraph and (ii) the income Tax treatment of the Indemnified Party’s receipt of such insurance benefits and reimbursement. If the amount of indemnifiable Damages, at any time prior to or subsequent to the payment thereof pursuant to this Article X, is reduced pursuant to this Section 10.5, the amount of such reduction shall be offset against such payment obligation or, if already paid to an Indemnified Party, promptly repaid by the Indemnified Party, net of (i) any out-of-pocket expenses, (ii) increases in premiums or (iii) any deductible incurred in obtaining such reduction. Notwithstanding any other provision in this Agreement, including this Section 10.5, there shall be no affirmative obligation or duty on the part of either Buyer or the Surviving Company to obtain insurance with respect to any aspect of their respective businesses, operations or assets in excess of the insurance carried by the Company on the Closing Date.

10.6 Merger Consideration Adjustment. The Parties agree that any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to the Merger Consideration for Tax purposes, unless otherwise required by Law.

ARTICLE XI

MISCELLANEOUS

11.1 Termination.

(a) This Agreement may be terminated at any time prior to the Closing:

(i) by the written consent of the Buyer and Company;

(ii) by the Buyer, if there has been a breach by the Company of any covenant, representation, or warranty contained in this Agreement that would prevent or has prevented the satisfaction of any condition to the obligations of the Buyer, as applicable, at the Closing, and such breach has not been waived by the Buyer, as applicable, or, in the case of a covenant breach, cannot be or has not been cured by the Company within the earlier of (i) 5 days after written notice thereof from the Buyer or (ii) the Closing Date;

(iii) by the Company, if there has been a breach by the Buyer of any covenant, representation, or warranty contained in this Agreement that would prevent or has prevented the satisfaction of any condition to the obligations of the Company at the Closing, and such breach has not been waived by the Company or, in the case of a covenant breach, cannot be or has not been cured by the Buyer, as applicable, within the earlier of (i) 5 days after written notice thereof by the Company or (ii) the Closing Date;

(iv) by Buyer, if Buyer determines in good faith that any event, occurrence, fact or circumstance has occurred which has had or is reasonably expected to have a Material Adverse Effect;

(v) by Buyer or the Company if the transactions contemplated hereby have not been consummated by January 15, 2013; provided, however, that (i) the Buyer or the Company, as applicable, will not be entitled to terminate this Agreement pursuant to this Section 11.1(a)(v) if the Buyer’s breach of this Agreement, on the one hand, and the Company’s breach of this Agreement, on the other hand, has prevented the consummation of the transactions contemplated by this Agreement;

(vi) by Buyer, if the Company does not deliver written consents evidencing the Requisite Stockholder Approval by the Delivery Deadline; and

(vii) by Buyer, if the Company shall have materially breached any of its obligations under Section 7.2.

(b) In the event of termination of this Agreement as provided in Section 11.1(a), this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer, Merger Sub or the Company, or any of their respective directors, officers or other employees, or stockholders, if applicable; provided, however, that each party hereto shall remain liable for any willful and intentional breaches of this Agreement by such party that occurred prior to its termination; and provided further, however, that the provisions of Article XI hereof (Miscellaneous) shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Section 11.1.

11.2 Notices. Any notice, request, instruction or other document required or permitted to be given under this Agreement will be in writing and will be given to such party at its address set forth in Annex II attached to this Agreement or to such other address as the Party to whom notice is to be given may provide in a written notice to the party giving such notice. Each such notice, request, or other communication will be effective (x) if given by certified mail, 72 hours after such communication is deposited in the mails with certified postage prepaid addressed as aforesaid, (y) 1 Business Day after being furnished to a nationally recognized overnight courier for next Business Day delivery, or (z) on the date sent if sent by electronic mail or facsimile transmission, receipt confirmed, in each case.

11.3 Amendments and Waivers.

(a) Amendment. Prior to the Closing, this Agreement may only be amended by a writing executed by Buyer, the Company and Merger Sub. After the Closing, this Agreement may only be amended by a writing executed by Buyer and the Representative.

(b) Extension; Waiver. At any time prior to the Effective Time, Buyer and Merger Sub, on the one hand, and the Company, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the party of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

11.4 Expenses.

(a) Except as otherwise expressly provided for in this Agreement, the Buyer will pay the fees and expenses incurred or authorized by the Buyer (and its Affiliates) incident to this Agreement and the Ancillary Agreements and in preparing to consummate and consummating the transactions contemplated by this Agreement, including reasonable out-of-pocket costs and expenses (including all fees or commission of Triple Tree, LLC and any other investment banker, broker, finder or other intermediary with respect to the transactions contemplated by this Agreement or any of the Ancillary Agreements, and the out-of-pocket fees, disbursements, and other charges of its legal counsel, consultants, accountants and other representatives). The Stockholders shall bear their own fees and expenses, and the fees and expenses of the Company, incurred or authorized by the Stockholders, the Company or their respective Affiliates incident to this Agreement and the Ancillary Agreements and in preparing to consummate and consummating the transactions contemplated by this Agreement, including (i) any sale, “stay-around,” retention, or similar bonuses or payments to current or former directors, officers, employees and consultants paid as a result of or in connection with the transactions contemplated by this Agreement, including the employer portion of any employment Taxes payable with respect thereto, (ii) the employer portion of any employment Taxes incurred with respect to the exercise of Options or Warrants, (iii) any payments to holders of Options in connection with the termination of Options and (iv) reasonable out-of-pocket costs and expenses (including the out-of-pocket fees, disbursements, and other charges of their respective legal counsel, consultants, accountants and other representatives) (collectively, “Company Transaction Expenses”), and such Company Transaction Expenses shall be paid by the Company prior to Closing or at the Closing pursuant to Section 3.4(a)(iii)(B).

(b) If the Closing does not occur, each Party to this Agreement will pay its own fees and expenses incurred incident to this Agreement.

11.5 Successors and Assigns. The provisions of this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, however, that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party to this Agreement. Notwithstanding the foregoing, the Buyer may assign the Agreement and its rights and obligations hereunder (i) to a wholly-owned subsidiary of Buyer; (ii) in connection with a merger or consolidation of the Buyer or a sale of all or substantially all of its assets, to the Person who acquires the Buyer or all or substantially all of its assets, (ii) to any lender providing financing to the Buyer for collateral security purposes and (iii) to its Affiliates.

11.6 Third Party Beneficiaries. Except as provided in Article X, this Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied will give or be construed to give to any Person, other than the Parties and such permitted assigns, any legal or equitable rights under this Agreement; provided, however, that Wells Fargo Bank, National Association is an intended third party beneficiary of this Agreement in connection with the extension of credit to the Buyer pursuant to the Wells Fargo Credit Agreement.

11.7 Governing Law. This Agreement shall be interpreted in all respects in accordance with and under the laws of the State of Delaware, without regard to the conflicts of laws rules of such state.

11.8 Waiver of Trial by Jury. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

11.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original with the same effect as if the signatures on each counterpart were upon the same instrument. Any counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tig, .gif, .peg or similar attachment to electronic mail, shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as an original signed version delivered in person.

11.10 Headings. The headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions of this Agreement.

11.11 Entire Agreement. This Agreement and the Ancillary Agreements (including the Schedules, Exhibits, and Annexes hereto and thereto) constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and such Ancillary Agreements. This Agreement and the Ancillary Agreements (including the Schedules, Exhibits, and Annexes) supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement and such Ancillary Agreements, including the letter agreement dated November 20, 2012.

11.12 Confidentiality. In consideration of the benefits of this Agreement to the Stockholders and the Company and in order to induce Buyer to enter into this Agreement, each Stockholder (by his, her or its approval hereof) and the Company hereby covenants, severally and not jointly, and agrees that from the date of this Agreement, through, and after the Closing, the Company, each Stockholder and its Affiliates shall keep confidential and not disclose to any other Person or use for their own benefit or the benefit of any other Person any confidential information regarding the Company. The obligation of the Company, the Stockholders and their Affiliates under this Section 11.12 shall not apply to information which: (a) is or becomes generally available to the public without breach of the commitment provided for in this Section 11.12; or (b) is required to be disclosed by Law, Order or regulation of a court or tribunal or Governmental Authority; provided, however, that in any such case, the Representative shall notify Buyer as early as reasonably practicable prior to disclosure to allow Buyer to take appropriate measures to preserve the confidentiality of such information.

11.13 Public Announcements. Each of the Company and, by their approval hereof, the Stockholders, agree that no public release or announcement concerning the transactions contemplated hereby shall be issued by them without the prior written consent of the Buyer, except as such release or announcement may be required by applicable law or the rules or regulations of any applicable securities exchange or regulatory or Governmental Authority to which the relevant Party is subject or submits, wherever situated, in which case the Party required to make the release or announcement shall use its reasonable best efforts to allow each other Party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the Buyer.

11.14 Severability. If any provision of this Agreement, portion thereof or the application of any such provision or portion thereof to any Person or circumstance is held or declared invalid, illegal or unenforceable in any respect by any court or tribunal having jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision and such invalid, illegal or unenforceable provision will be reformed, construed and enforced as if such provision had never been contained herein and there had been contained in this Agreement instead such valid, legal and enforceable provisions as would most nearly accomplish the intent and purpose of such invalid, illegal or unenforceable provision and the remainder of this Agreement shall remain in full force and effect

11.15 Representative.

(a) Effective upon the receipt by the Company of the Requisite Stockholder Approval, by the approval of this Agreement, each Stockholder hereby irrevocably constitutes and appoints the Representative as the true and lawful agent and attorney-in-fact of the Stockholders, for and on behalf of the Stockholders, with full power of substitution and authority to act in the name, place and stead of the Stockholders with respect to the Merger and the transactions contemplated by this Agreement, to act on behalf of the Stockholders in any litigation or arbitration involving this Agreement, to give and receive notices and communications on behalf of the Stockholders, and to do or refrain from doing all such further acts and things, and to execute all such documents as the Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including the power to (i) to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to claims for indemnification, to authorize deliver to Buyer or any Indemnified Party of any payment hereunder, and to otherwise act for the Stockholders with regard to all matters pertaining to indemnification referred to in this Agreement, (ii) execute and deliver all amendments, waivers, Ancillary Agreements, stock powers, certificates and documents that the Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement, (iii) receive funds and make payments of funds to pay any amounts that the Representative has incurred or reasonably expects to incur in connection with the Stockholders’ obligations under this Agreement, including amounts required to pay the fees and expenses of professionals incurred in connection with the transactions contemplated by this Agreement, (iv) do or refrain from doing any further act or deed on behalf of the Stockholders that the Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as the Stockholders could do if personally present, and (v) receive service of process in connection with any claims under this Agreement.

(b) The appointment of the Representative shall be deemed coupled with an interest and shall be irrevocable, and the Buyer and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Representative in all matters referred to herein. The

Stockholders hereby confirm all that the Representative shall do or cause to be done by virtue of his appointment as the Representative. The Representative shall act for all Stockholders on all of the matters set forth in this Agreement in the manner the Representative believes to be in the best interest of the Stockholders and consistent with the obligations under this Agreement, but the Representative shall not be responsible to the Stockholders for any losses or damages the Stockholders may suffer by the performance of his duties under this Agreement (or any failure to perform such duties) and the Stockholders shall fully indemnify, on a joint and several basis, the Representative from and against any such losses or damages, other than any such losses or damages arising from his willful violation of any applicable Law or gross negligence in the performance of his duties as the Representative under this Agreement, including reasonable legal fees and other costs and expenses of defending against any claim arising out of such duties. Such indemnification obligation may be satisfied by the Stockholders from any amount to be actually distributed to the Stockholders in accordance with the Escrow Agreement and the Exchange Agent Agreement (it being understood that the Representative shall be only entitled to a portion of any such amount to be distributed to the Stockholders and that the Representative’s right to any portion of such amount pursuant to this clause shall be subject to the prior right of Indemnified Parties to make claims for Damages).

(c) The Representative is not entitled to amend this Agreement or take any actions on behalf of the Stockholders prior to the receipt by the Company of the Requisite Stockholder Approval. The Representative may, in all questions arising hereunder, rely on the advice of counsel and other professionals, and for anything done, omitted or suffered in good faith by the Representative based on such advice, the Representative shall not be liable to anyone. Notwithstanding anything to the contrary contained in this Agreement, the Representative shall have no duties or responsibilities except those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any Stockholder shall otherwise exist against the Representative.

(d) If the Representative shall die, become disabled or otherwise be unable or unwilling to fulfill his responsibilities as agent of the Stockholders, then a majority in interest of the Stockholders (based on the percentage of the Escrow Deposit to which they are entitled) shall appoint a successor agent for the Stockholders. The Person serving as the Representative may be replaced from time to time by the holders of a majority in interest of the Stockholders (based on the percentage of the Escrow Deposit to which they are entitled). In either case, the successor Representative shall promptly notify the Buyer of the identity of such successor Representative. Any such successor shall become the “Representative” for purposes of this Agreement. All expenses incurred by the Representative in connection with the performance of his duties as Representative shall be borne and paid exclusively by the Stockholders. All of the indemnities, immunities and powers granted to the Representative under this Agreement shall survive the termination of this Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

The parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BUYER:

CONNECTURE, INC.

By:	/s/ Robert Douglas Schneider
Name:	Robert Douglas Schneider
Title:	Chief Executive Officer

MERGER SUB:

DRX ACQUISITION COMPANY

By:	/s/ Robert Douglas Schneider
Name:	Robert Douglas Schneider
Title:	Chief Executive Officer

COMPANY:

DESTINATIONRX, INC.

By:	/s/ Randall P. Herman
Name:	Randall P. Herman
Title:	Chief Executive Officer

REPRESENTATIVE:

/s/ Randall P. Herman
Randall P. Herman

[Signature page to Merger Agreement]

The parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PRINCIPAL STOCKHOLDERS:

LEMHI VENTURES FUND I, LP
By: Lemhi Ventures I, LLC
Its General Partner

By:	/s/ Randall Schmidt
Name:	Randall Schmidt
Title:	Member

YANKEE INVESTMENT HOLDINGS LLC

By:	/s/ Kenneth M. Shachmut
Name:	Kenneth M. Shachmut
Title:	President

DIAMOND CREEK INVESTMENTS, LTD.
By: Diamond Creek Investments, LTD
Its General Partner

By:	/s/ Thomas McChristy
Name:	Thomas McChristy
Title:	President

/s/ Michael Cho
Michael Cho

/s/ Michael Chung
Michael Chung

[Signature page to Merger Agreement]

ANNEXES, SCHEDULES AND EXHIBITS*

Annexes

Annex I	–	Definitions
Annex II	–	Notices
Annex III	–	Working Capital Guidelines
Annex IV	–	Additional Cash Payment Calculation

Exhibits

Exhibit A	–	Certificate of Merger
Exhibit B	–	Form of Note
Exhibit C-1	–	Escrow Agreement
Exhibit C-2	–	Exchange Agent Agreement
Exhibit D	–	Support Agreement

Schedules

Schedule 3.8(k)	–	Earn-Out
Schedule 4.4	–	Non-Contravention; Consents; Restrictive Documents
Schedule 4.5	–	Capitalization; Subsidiaries
Schedule 4.6	–	Financial Statements; Company’s Books
Schedule 4.7	–	No Undisclosed Liabilities
Schedule 4.8	–	Interested Person Transactions
Schedule 4.9	–	Tax Matters
Schedule 4.10	–	Absence of Certain Changes
Schedule 4.11	–	Contracts
Schedule 4.12	–	Government Contracts
Schedule 4.13	–	Insurance Coverage
Schedule 4.14	–	Litigation
Schedule 4.16	–	Properties; Sufficiency of Assets
Schedule 4.17	–	Accounts Receivable (As of November 30, 2012)
Schedule 4.18	–	Intellectual Property
Schedule 4.20	–	Employee Benefit Plans; ERISA
Schedule 4.21	–	Interests in Counterparties and Others
Schedule 4.22	–	Employees and Contractors
Schedule 4.23	–	Workers’ Compensation/OSHA
Schedule 4.24	–	Indebtedness
Schedule 4.25	–	Customers and Suppliers
Schedule 4.26	–	Warranties
Schedule 4.27	–	Absence of Certain Business Practices
Schedule 4.29	–	Finders’ Fees
Schedule 6.3	–	Buyer’s Disclosure Schedule
Schedule 7.8	–	Termination of Liens
Schedule 9.1(g)	–	Conditions of the Obligations of Buyer

* The annexes, exhibits and schedules to the Agreement and Plan of Merger have been omitted pursuant to Item 601(b)(2) of Regulation S-K because such annexes, exhibits and schedules do not contain information which is material to an investment decision or which is not otherwise disclosed in the relevant document. The Company hereby agrees to furnish supplementally a copy of any such omitted annex, exhibit or schedule to the Securities and Exchange Commission upon request.

Annex I

Definitions

In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings when used herein with initial capital letters:

“Accounts Receivable”: all accounts receivable, including trade and miscellaneous accounts receivable, arising out of the Business.

“Additional Cash Payment”: as set forth in Section 3.9.

“Adjustment Excess”: as set forth in Section 3.5(a).

“Adjustment Shortfall”: as set forth in Section 3.5(a).

“Affiliate”: with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with the first Person. For the purposes of this definition, “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing. With respect to any natural Person, “Affiliate” will include such Person’s grandparents, any descendants of such Person’s grandparents, such Person’s spouse, the grandparents of such Person’s spouse, and any descendants of the grandparents of such Person’s spouse (in each case, whether by blood, adoption or marriage). For purposes of clarity, “Affiliate” shall not include any of the portfolio companies or limited partners of Lemhi Ventures or any other institutional Stockholder of the Company.

“Agreement”: as set forth in the introductory paragraph.

“Ancillary Agreements”: the Escrow Agreement, the Exchange Agent Agreement, the Support Agreements and the Note.

“Arbiter” shall mean Ernst & Young, LLP or, if Ernst & Young, LLP is unwilling to serve, another mutually acceptable nationally recognized firm of independent accountants that has not provided services to either the Company or Buyer in the preceding two years, or if no such firm is available and willing to serve, then a mutually acceptable expert in public accounting, in each case, upon which Buyer and Representative shall have mutually agreed (or, if Buyer and Representative are unable to agree, as determined by the American Arbitration Association sitting in Chicago, Illinois).

“Arrangement:” as set forth in Section 4.20(g).

“Balance Sheet”: the consolidated balance sheet of the Company, as of November 30, 2012, included in the Financial Statements.

“Balance Sheet Date”: November 30, 2012.

“Board of Directors”: the board of directors of the Company.

“Buck Marketing Agreement”: Marketing Agreement, dated October 1, 2010 by and between Buck Consultants, LLC and the Company by and through its affiliated company RXHealth Insurance Agency, Inc.

“Business”: the business of providing any prescription drug comparison and any Medicare and/or Senior Market (defined as age 65 and over) health plan comparison technology solutions and enrollment services, as currently conducted by the Company, and the business of providing non-Medicare health plan comparison and enrollment services using the Company’s technology platform.

“Business Day”: any day other than a Saturday or Sunday or a day on which the Federal Reserve Bank of New York is closed.

“Buyer”: as set forth in the introductory paragraph.

“Buyer Financial Statements”: (i) the audited balance sheet of Buyer as of December 31, 2011, together with the related audited statements of income and cash flow for the periods then ended and (ii) the unaudited balance sheet, together with the related unaudited statements of income and cash flow for the period ending on October 31, 2012.

“Cancelled Treasury Shares”: as set forth in Section 3.1(b).

“Capital Lease Obligations”: with respect to any Person, for any applicable period, the obligations of such Person that are permitted or required to be classified and accounted for as capital obligations under GAAP, and the amount of such obligations at any date will be the capitalized amount of such obligations at such date determined in accordance with GAAP.

“Capital Stock” means the Common Stock and Preferred Stock.

“Cause” for termination shall mean: (i) conviction of, or plea of nolo contendere to, any felony or of any other crime involving dishonesty, moral turpitude or illegal drugs; (ii) Key Employee’s breach of any material provision of any agreement between Key Employee and the Buyer or any of its subsidiaries, which breach has not been cured within 5 days following notice to such Key Employee if such breach is capable of being cured, (iii) Key Employee’s refusal to abide by or comply with lawful directives of the Buyer or any of its subsidiaries or the Board of Directors of the Buyer or any of its subsidiaries; which refusal has not been cured within 5 days following notice to such Key Employee if such refusal is capable of being cured, (iv) Key Employee’s willful dishonesty, fraud, or misconduct with respect to the business or affairs of the Buyer or any of its subsidiaries, (v) intentional and material damage to any property of the Buyer or any of its subsidiaries, (vi) threats, acts of violence or unlawful harassment in the workplace or in the course and scope of any business activity on behalf of the Buyer or any of its subsidiaries; or (vii) conduct by Key Employee which demonstrates gross unfitness to serve (for example, (A) improper fraternization, flirtation and/or advances made by Key Employee to any Buyer or Buyer subsidiary personnel or any customers or prospects of the Buyer or any of its subsidiaries, (B) use of alcohol or drugs that interferes with the performance of Key Employee’s duties or compromises the integrity and reputation of the Buyer or any of its subsidiaries, (C) unauthorized possession of weapons, firearms, ammunitions or explosives by Key Employee while on any premises of the Buyer or any of its subsidiaries, or while rendering services on behalf of the Buyer or any of its subsidiaries, or (D) making malicious or derogatory statements that are reasonably likely to damage the integrity or reputation of the Buyer or any of its subsidiaries, their respective products and performance, or their respective officers, employees or directors).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any applicable rules, regulations, directives, Orders, and guidance promulgated thereunder, and any successor to such statute, rules, regulations, directives, Orders or guidance.

“Certificate of Merger”: as set forth in Section 2.2.

“Certificates”: as set forth in Section 3.4(b).

“Closing”: as set forth in Section 2.2.

“Closing Cash Amount”: the amount of the Company’s cash and cash equivalents at Closing, determined as set forth in Section 3.5(b).

“Closing Cash Consideration”: (i) $27,000,000 minus (ii) the Closing Payables, to the extent not reflected as liabilities in the calculation of the Estimated Closing Date Working Capital Adjustment, plus (iii) the Closing Cash Amount minus (iv) the Adjustment Shortfall, if any minus (v) the Expense Escrow Amount.

“Closing Date”: as set forth in Section 2.2.

“Closing Date Working Capital Adjustment”: as set forth in Section 3.5(b).

“Closing Date Working Capital Adjustment Statement”: as set forth in Section 3.5(b).

“Closing Payables”: as set forth in Section 3.4(a)(iii).

“COBRA”: as set forth in Section 4.20(b).

“Code”: the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

“Company”: as set forth in the introductory paragraph.

“Company Data” shall mean the data contained in the databases of the Company, including User Data and Personal Information.

“Company IP Rights”: (i) any and all Intellectual Property used in the conduct of the business of the Company and its Subsidiaries as currently conducted or as currently proposed to be conducted by the Company or any Subsidiary; and (ii) any and all other Intellectual Property owned by the Company and its Subsidiaries.

“Company IP Rights Agreements”: as set forth in Section 4.18(h).

“Company-Owned IP Rights”: (i) Company IP Rights that are owned or are purportedly owned by or exclusively licensed to the Company or any of its Subsidiaries; and (ii) Company IP Rights that were developed for the Company or a Subsidiary by full or part time employees or consultants of the Company or its Subsidiaries.

“Company Products”: all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company or any of its Subsidiaries and all products or services currently under development by the Company or any of its Subsidiaries.

“Company Registered Intellectual Property”: all United States, international and foreign (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered Internet domain names; (iv) registered copyrights and applications for copyright registration; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any governmental authority owned by, registered or filed in the name of, the Company or any of its Subsidiaries.

“Company Real Property”: any real property and improvements at any time owned, leased, used, operated, or occupied (whether for storage, disposal, or otherwise) by the Company or any of its Subsidiaries, together with any and all appurtenant easements and beneficial rights thereto.

“Company Source Code”: collectively, any software source code or confidential manufacturing specifications or designs, any material portion or aspect of software source code or confidential manufacturing specifications or designs, or any material proprietary information or algorithm contained in or relating to any software source code or confidential manufacturing specifications or designs, of any Company-Owned IP Rights or Company-Owned IP Rights embodied in Company Products.

“Common Stock”: shares of Common Stock, par value $0.0001 per share, of the Company.

“Company Transaction Expenses”: as set forth in Section 11.4(a).

“Confidential Information: as set forth in Section 4.18(u).

“Contracts”: contracts, leases and subleases, franchises, agreements, licenses, arrangements, commitments, letters of intent, memoranda of understanding, promises, obligations, rights, instruments, documents, indentures, mortgages, security interests, guarantees, and other similar arrangements whether written or oral, other than the Plans.

“Contract Disputes Act”: the Contract Disputes Act of 1978, as amended from time to time.

“Damages”: as set forth in Section 10.2(a).

“Data Privacy Laws”: a data protection, privacy, security, confidentiality, or destruction Law in any relevant jurisdiction.

“Delivery Deadline”: as set forth in Section 7.4.

“DGCL”: as set forth in the Recitals.

“Direct Claim”: as set forth in Section 10.3(c).

“Dissenting Shares”: as set forth in Section 3.6(a).

“2013 Earn-Out Revenue”: as set forth in Section 3.8(b).

“2014 Earn-Out Revenue”: as set forth in Section 3.8(b).

“Earn-Out Payments: as set forth in Section 3.8(a)(iii).

“2013 Earn-Out Payment”: as set forth in Section 3.8(a)(i).

“2014 Earn-Out Payment”: as set forth in Section 3.8(a)(ii).

“Effective Time”: as set forth in Section 2.2.

“EGTRRA”: the Economic Growth and Tax Relief Reconciliation Act of 2001, as amended.

“Environmental, Health, and Safety Requirements” shall mean all Laws and Orders concerning public health and safety, worker and occupational health and safety, natural resources and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Materials, materials, or wastes, chemical substances, or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, fuel oil products and byproducts, mold, asbestos, polychlorinated biphenyls, noise, or radiation.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate”: any Person that would be considered a single employer with the Company within the meaning of Section 4001 of ERISA or Section 414 of the Code.

“Escrow Agent”: U.S. Bank National Association, a national banking association.

“Escrow Agreement”: the Escrow Agreement to be dated as of the Closing Date, substantially in the form of Exhibit C-1.

“Escrow Deposit”: as set forth in Section 3.4(a)(ii).

“Estimated Closing Date Working Capital Adjustment”: as set forth in Section 3.5(a).

“Estimated 2013 Earn-Out Revenue Statement”: as set forth in Section 3.8(c).

“Estimated 2014 Earn-Out Revenue Statement”: as set forth in Section 3.8(h).

“2013 Earn-Out Revenue Notice of Objection”: as set forth in Section 3.8(d).

“2013 Earn-Out Revenue Review Period”: as set forth in Section 3.8(d).

“Exchange Act”: the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent”: as set forth in Section 3.4(b).

“Exchange Agent Agreement”: the Exchange Agent Agreement to be dated as of the Closing Date, substantially in the form of Exhibit C-2.

“Exchange Fund”: as set forth in Section 3.4(a)(i).

“Fair Labor Standards Act”: the Fair Labor Standards Act of 1938, as amended from time to time.

“Expense Escrow Amount”: $50,000 to be deposited into the Expense Escrow (as such term is defined in the Escrow Agreement) in accordance with Section 3.4(a)(ii) and disbursed pursuant to the terms of the Escrow Agreement.

“FAR”: as set forth in Section 4.12(a)(ii).

“Financial Statements”: (i) the audited balance sheet of the Company as of December 31, 2011, together with the related audited statements of income and cash flow for the periods then ended and (ii) the unaudited Balance Sheet, together with the related unaudited consolidated statements of income and cash flow for the period ending on November 30, 2012, all of which are attached as Schedule 4.6(a).

“Foreign Plan” means (i) any employee benefit plan, program, policy, practice or other arrangement mandated by a Governmental Authority outside the United States for the benefit of any current or former employees, officers, directors or independent contractors of the Company or any ERISA Affiliate; (ii) any employee benefit plan or other compensatory arrangement that is (A) maintained or contributed to by the Company or any ERISA Affiliate and (B) is subject to the Laws of a country other than the United States; or (iii) any employee benefit plan or other compensatory arrangement that covers or has covered employees, officers, directors, or independent contractors of the Company or any ERISA Affiliate whose services are performed primarily outside the United States.

“GAAP”: generally accepted accounting principles in effect from time to time in the United States of America, applied on a consistent basis.

“Government Bid” means a quotation, bid or proposal made by the Company that, if accepted or awarded to the Company would lead to a contract with any person or entity for the sale of products or services by the Company, and that is submitted by the Company to a Governmental Authority, including a prime contractor or a higher tier subcontractor to the United States government or any foreign government for the design, manufacture or sale of products or the provision of services by the Company or any of its subsidiaries.

“Government Contract” means any prime contract, subcontract, basic ordering agreement, letter contract, purchase order, delivery order, task order, teaming agreement or other contract, or a legally binding commitment thereunder or relating thereto, to which the Company is a party or by which it is bound or otherwise is subject, the ultimate contracting party of which is a Governmental Authority.

“Governmental Authority”: any federal, state, county, city, municipal, or other local or foreign government or any subdivision, authority, commission, board, bureau, court, administrative panel, or other instrumentality thereof.

“Guarantee”: of or by any Person (the “guaranteeing person”), means, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guaranteeing person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of the guaranteeing person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by the guaranteeing person.

“Hazardous Materials” means (a) petroleum or petroleum products, flammable materials, explosives, radioactive materials, radon gas, lead-based paint, asbestos in any form, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs), transformers or other equipment that contain dielectric fluid containing PCBs and toxic mold or fungus of any kind or species, (b) any chemicals or other materials or substances which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants,” or words of similar import under any applicable Environmental, Health, and Safety Requirements, and (c) any other chemical, material or substance; exposure to which is prohibited, limited or regulated under any applicable Environmental, Health, and Safety Requirements.

“Immigration Reform and Control Act”: the Immigration Reform and Control Act of 1986, as amended from time to time.

“Indebtedness”: with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, whether short-term or long-term, and whether secured or unsecured, or with respect to deposits or advances of any kind (other than deposits and advances of any Person relating to the purchase of products or services of the Company in the Ordinary Course), (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the Ordinary Course), (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than current trade payables incurred in the Ordinary Course), (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vii) all Guarantees by such Person of Indebtedness of others, (viii) all Capital Lease Obligations of such Person, (ix) all net payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding interest rate protection agreements, foreign currency exchange arrangements or other interest or exchange rate hedging arrangements, (x) all obligations including reimbursement obligations of such Person in respect of letters of credit, fidelity bonds, surety bonds, performance bonds and bankers’ acceptances, (xi) obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, (xii) renewals, extensions, refundings, deferrals, restructurings, amendments and modifications of any such Indebtedness or Guarantee and (xiii) any other obligation that in accordance with GAAP is required to be reflected as debt on the balance sheet of such Person (other than trade payables and current accruals incurred in the Ordinary Course); provided, however, that obligations under the following capital leases shall not be considered “Indebtedness”: (y) that certain Master Lease Agreement dated as of April 23, 2007 with Dell Financial Services, L.P., and (z) that certain lease for office furniture with Mintaka Financial, LLC dated on or about April 9, 2012. The Indebtedness of any Person will include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof.

“Indemnified Parties”: as set forth in Section 10.2(a).

“Indemnifying Party”: as set forth in Section 10.3(a).

“Intellectual Property” means any and all industrial and intellectual property rights and all rights associated therewith, throughout the world, including all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data, proprietary processes and formulae, algorithms, specifications, customer lists and supplier lists, all industrial designs and any registrations and applications therefor, all trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications, and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name registrations, Internet and World Wide Web URLs or addresses, all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, all computer software, including all source code, object code, firmware, development tools, files, records and data, all schematics, netlists, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, and all rights in prototypes, breadboards and other devices, all databases and data collections and all rights therein, all moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing, and all tangible embodiments of the foregoing.

“IRS”: the Internal Revenue Service.

“Key Employees”: the individuals listed on Schedule 3.8(k).

“Knowledge Persons”: Randall P. Herman, Michael Finn, Michael Cho and Toby Rogers.

“Later Acquired Business” shall mean any entity or assets comprising a business separate and distinct from the Business that is acquired by the Surviving Corporation or any Affiliate or Subsidiary of the Surviving Corporation for value pursuant to a business acquisition or combination transaction occurring from and after the Closing. For purposes of clarification, revenue shall not be considered to be generated from a Later Acquired Business solely because it is attributable to a customer contract related to the Business entered into by the Surviving Corporation or any Affiliate or Subsidiary of the Surviving Corporation from and after the Closing.

“Law”: any federal, state, county, city, municipal, foreign, or other governmental statute, law, rule, regulation, ordinance, order, code, or requirement (including pursuant to any settlement agreement or consent decree) and any permit or license granted under any of the foregoing, or any requirement under the common law.

“Leased Real Property”: as set forth in Section 4.16(b).

“Lien”: with respect to any property or asset, any mortgage, deed of trust, lien, pledge, hypothecation, assignment, charge, option, preemptive purchase right, easement, encumbrance, security interest, or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person will be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or a lessor under any conditional sale agreement, capital lease, or other title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property or asset.

“Material Adverse Effect”: any event, change, effect, condition or circumstance that has occurred which has a material adverse effect upon the financial condition of the Company, other than events, changes, effects, conditions or circumstances resulting from or relating to (a) applicable economic or market conditions, (b) the announcement of the Merger and the other transactions contemplated by this Agreement, (c) the execution of, compliance with the terms of, or the taking of any action required by this Agreement, or the consummation of the Merger and the other transactions contemplated by this Agreement, (d) any change in GAAP or applicable Law or the interpretation thereof; (e) changes in national or international political or social conditions, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, (f) any change in prevailing interest rates or market prices, (g) any material adverse effect or change on the Company that is cured by the Company prior to Closing, or (h) the failure of the Company to meet its financial projections, in and of itself.

“Merger”: as set forth in the Recitals.

“Merger Consideration” shall mean the sum of the Closing Cash Consideration, the amount of the Note paid to Stockholders, the Additional Cash Payment and the Earn-Out Payments, if any.

“Note”: Buyer’s promissory note in the form attached hereto as Exhibit B to be dated the Closing Date, in the initial principal amount of $3,000,000, plus the Adjustment Excess (if any), as adjusted pursuant to Sections 3.5(c) and 3.5(d).

“Open Source Materials”: as set forth in Section 4.18(v).

“Options”: the Company’s outstanding options to purchase Capital Stock, including options granted pursuant to the Company’s 2001 Stock Option Plan.

“Order”: any judgment, injunction, order, or decree that is issued by a Governmental Authority.

“Ordinary Course”: the ordinary course of business, consistent with past practices.

“OSHA”: the Federal Occupational Safety and Health Act of 1970, as amended from time to time.

“Parties”: as set forth in the introductory paragraph.

“Payoff Letters”: as set forth in Section 9.1(n).

“Permitted Liens”: (i) Liens for Taxes, assessments or other similar governmental charges that are not yet due or that are being contested in good faith by appropriate proceedings and that are fully and properly reserved for in the Balance Sheet, (ii) any mechanics’, workmen’s, repairmen’s and other similar Liens arising or incurred in the Ordinary Course in respect of obligations that are not overdue and that are fully and properly reserved for in the Balance Sheet, (iii) Liens affecting the Company Real Property arising from recorded easements, easement agreements, rights-of-way, restrictions that do not detract materially from the value of the property subject thereto or materially impair access to or use of the property subject thereto, as determined by Buyer in its sole discretion.

“Person”: an individual, a corporation, a partnership, a limited liability company, an association, a trust, a joint stock company, a joint venture, an unincorporated organization, any Governmental Authority, or other entity or organization.

“Personal Information”: any information relating to an identified or identifiable natural person (or, to the extent that applicable Data Privacy Laws apply to information about other Persons, an identified or identifiable Person).

“Plan”: as set forth in Section 4.20(a).

“Policies”: as set forth in Section 4.13.

“Post-Closing Tax Period”: any Taxable period (or portion thereof) that is not a Pre-Closing Tax Period.

“Pre-Closing Tax Period”: any Taxable period (or portion thereof) ending on or before the Closing Date.

“Preferred Stock”: the Series A Preferred Stock and Series A-1 Preferred Stock.

“Principal Stockholders”: as set forth in the introductory paragraph.

“Proprietary Portion”: as set forth in Section 4.18(v).

“Pro Rata Share” means the number of shares of Capital Stock owned by a Stockholder divided by the aggregate number of shares of Capital Stock outstanding as of the Closing (other than Cancelled Shares and Dissenting Shares).

“Regulatory Authority”: any federal or state regulatory body or agency having jurisdiction or regulatory authority over the Company or its Affiliates.

“Representative”: as set forth in the introductory paragraph.

“Requisite Stockholder Approval” means the holders of (a) a majority of the Common Stock, Series A Preferred and Series A-1 Preferred, each voting separately as a class, (b) a majority of the Common Stock and Preferred Stock, voting together as a single class on an as-converted basis, and (c) a majority of the Preferred Stock, voting together as a single class.

“Returns”: as set forth in Section 4.9(a).

“RXHealth”: RXHealth Insurance Agency, Inc., a Delaware corporation wholly owned by the Company.

“RXHealth Agency Business”: the insurance agency and brokerage business conducted by RXHealth.

“Section 409A”: as set forth in Section 4.20(g).

“Security Breach” shall mean any loss or misuse of, or unauthorized access to, Personal Information.

“Series A Liquidation Amount Per Share”: $0.685 per share of Series A Preferred Stock.

“Series A Preferred Stock”: shares of Series A Preferred Stock, par value $0.0001 per share, of the Company.

“Series A-1 Liquidation Amount Per Share”: $0.617 per share of Series A-1 Preferred Stock.

“Series A-1 Preferred Stock”: shares of Series A-1 Preferred Stock, par value $0.0001 per share, of the Company.

“Shares”: shares of Capital Stock.

“SOL Representations”: the representations and warranties contained in Section 4.2 (Authorization; Enforceability), Section 4.3 (Governmental Authorization), Section 4.5 (Capitalization; Subsidiaries), Section 4.9 (Tax Matters) and Section 4.22 (Employees and Contractors).

“Special Representations”: the representations and warranties contained in Section 4.15 (Compliance with Laws) and Section 4.18 (Intellectual Property).

“Stockholders”: the holders of Capital Stock.

“Subsidiary”: with respect to any Person, (i) any corporation, of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote generally in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) any limited liability company, partnership, association, or other business entity, of which a majority of the partnership, membership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person or Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity if such Person or Persons will be allocated more than 50% of the limited liability company, partnership, association, or other business entity gains or losses, or is or controls the managing member or general partner of such limited liability company, partnership, association, or other business entity.

“Subordinated Note Guaranty”: the Subordinated Note Guaranty, dated as of the Closing Date, among GPP-Connecture, LLC and Chrysalis Ventures II, L.P. for the benefit of Payee (as such term is defined in the Note).

“Support Agreements”: the support, release and non-competition agreements, dated as of the Closing Date, substantially in the form attached hereto as Exhibit D, to be delivered by each of Randall P. Herman, Toby Rogers, Michael Cho, James Yocum, Michael Chung and Diamond Creek Investments, Ltd.

“Systems” shall mean the computer, information technology and data processing systems, facilities and services used by the Company, including all software, hardware, networks, communication facilities, platforms and related systems and services in the custody or control of the Company.

“Tax” and with the corresponding meaning “Taxable”: (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, margins, transfer, franchise, profits, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, or windfall profit tax, withholding on amounts paid to or by the Company or any of its Affiliates, custom, duty, or other tax, escheat of unclaimed funds or property, governmental fee, or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax, or additional amount imposed by any Taxing Authority, and (ii) any liability of the Company or any of its Affiliates for the payment of any amounts as a result of being a party to any Tax Sharing Agreements or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person.

“Tax Arbitrator” shall mean the Arbiter.

“Tax Attribute”: as set forth in Section 4.9(s).

“Tax Dispute Notice”: as set forth in Section 8.1(b).

“Tax Sharing Agreements”: all existing Tax sharing agreements or arrangements (whether oral or written) binding the Company or any of its Affiliates.

“Taxing Authority”: any Governmental Authority responsible for the imposition of any Tax.

“Third Party Claim”: any claim, demand, action, suit, or proceeding made or brought by any Person who or that is not a party to this Agreement.

“Third Party Intellectual Property Rights” means any Intellectual Property owned by a third party.

“User Data” shall mean any data (including Personal Information) or information collected by or on behalf of the Company from users of any Company website or otherwise.

“WARN Act”: as set forth in Section 4.22(h).

“Warrants”: the Company’s outstanding warrants.

“Wells Fargo Credit Agreement”: that certain Credit Agreement to be entered into by and among Wells Fargo Bank, National Association, as administrative agent, the Lenders that are parties thereto as the Lenders, and Buyer and the Company as Borrowers.

“Working Capital Adjustment”: as set forth in Section 3.5(a).

“Working Capital Adjustment Excess”: as set forth in Section 3.5(c).

“Working Capital Adjustment Shortfall”: as set forth in Section 3.5(d).